Exhibit (a)(5)(B)

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

Confidential

Dated                20 January      2020

IG DESIGN GROUP PLC

and

CANACCORD GENUITY LIMITED

PLACING AGREEMENT RELATING TO THE

PLACING OF NEW ORDINARY SHARES OF IG

DESIGN GROUP PLC

Contents

Clause		Page

1	Definitions and interpretation	1

2	Appointment of the Bank	2

3	Applications for Admission and Company’s obligations	2

4	The Placing	3

5	Settlement	5

6	Commissions, fees and expenses	7

7	Representations, warranties and undertakings	10

8	Indemnity	16

9	Conditions to Placing; termination	19

10	Notices	25

11	General	26

12	Product Governance	29

13	Governing Law	30

14	Jurisdiction	30

Schedule 1 Warranties		31

Schedule 2 Documents for delivery		49

Schedule 3 Form of Certificate		52

Schedule 4 Definitions		54

Schedule 5 Share capital of the Company		63

Schedule 6 Terms of Sale		64

THIS AGREEMENT is dated 20 January 2020.

PARTIES:

(1)                                 IG DESIGN GROUP PLC (registered in England and Wales No. 01401155) whose registered office is at No 7 Water End Barns, Water End Eversholt, Milton Keynes, Bedfordshire, MK17 9EA (the Company); and

(2)                                 CANACCORD GENUITY LIMITED (registered in England and Wales No. 01774003) whose registered office is at 88 Wood Street, London, EC2V 7QR (the Bank).

THE PARTIES AGREE as follows:

1                               Definitions and interpretation

1.1                               Words defined in Schedule 4 have, where used in this Agreement, the meanings given to them in that Schedule.

1.2                               In this Agreement:

(a)                                 the table of contents and the headings are inserted for convenience only and do not affect the interpretation of this Agreement;

(b)                                 references to clauses and Schedules are to clauses of and Schedules to this Agreement and references to “this Agreement” include the Schedules;

(c)                                  references to a statutory provision are references to it as from time to time amended, consolidated or re-enacted (with or without modification) and include all instruments or orders made under it;

(d)                                 references to a person include an individual, firm, company, corporation, unincorporated body of persons, partnerships and any government entity;

(e)                                  references to a person include its successors in title;

(f)                                   words importing the plural include the singular and vice versa;

(g)                                  references to a time of day are to London time; and

(h)                                 references to any person include, for VAT purposes, references to the representative member of any group of which that person is a member for VAT purposes.

1.3                               References to any document in the agreed form mean that document in the form of the draft or proof agreed by the Company and the Bank and initialled on their behalf for the purposes of identification with such alterations as may subsequently be agreed by them or on their behalf.

1.4                               Except where the context otherwise requires, material and materially mean material in the opinion of the Bank (acting in good faith) in the context of the Placing.

2                               Appointment of the Bank

2.1                               The Company irrevocably appoints the Bank as its agent to make the Placing on the terms and subject to the conditions of this Agreement and the Issue Documents.

2.2                               The appointment in clause 2.1 confers on the Bank, on behalf of the Company, all powers, authorities and discretions which are necessary for, or reasonably incidental to, such appointment. In particular, it includes the power to appoint agents or to delegate, with power to sub-delegate, the exercise of any powers, authorities and discretions to third parties.

2.3                               The Company will ratify and confirm everything lawfully and properly done by the Bank or any of its agents or delegates in the exercise of the powers, authorities and discretions conferred by this Agreement.

2.4                               In carrying out its obligations under this Agreement, the Bank is relying on the indemnities, representations, warranties and undertakings contained in this Agreement.

2.5                               For the avoidance of doubt, nothing in this Agreement shall oblige the Bank to take (or omit from taking) any action where the Bank believes that taking such action (or failing to take such action) would result in a breach of its legal or regulatory obligations (including, without limitation, any obligations it may have to AIM Regulation, the FCA or the London Stock Exchange).

2.6                               The Company requests and authorises the Bank to release the Press Announcement to a Regulatory Information Service on the date of this Agreement.

2.7                               The Company acknowledges and agrees that the Bank is not responsible for, and has not authorised and will not authorise the contents of, any of the Issue Documents (except to the extent, if any, authorised by the Bank as a financial promotion for the purposes of Section 21 of FSMA) and the Bank has not been requested to verify, nor is, nor shall be responsible for verifying, the accuracy, completeness or fairness of any information in the Issue Documents (or any supplement or amendment to any of the foregoing).

3                               Applications for Admission and Company’s obligations

3.1                               The Company will, through the Bank, make the Applications for Admission, so as to enable:

(a)                                 in respect of the First Placing Shares, First Admission to take place by 8:00 a.m. on 24 January 2020;

(b)                                 in respect of the Second Placing Shares, Second Admission to take place by 8:00 a.m. on 12 February 2020.

3.2                               The Company will, at its own expense, supply all such information, give all such undertakings, execute all such documents, pay all such fees and do or procure to be done all such things as may be required by the FCA and the London Stock Exchange in connection with the Applications for Admission or in order to comply with FSMA, the FS Act, the AIM Rules, the CA 2006, MAR (including the Disclosure Requirements) and the DGTRs or as the Bank may reasonably request to enable the Bank to discharge its obligations and this Agreement and give effect to the Placing.

3.3                               The Bank will provide the Company with all reasonable assistance in connection with the Applications for Admission.

3.4                               The Company authorises and instructs the Bank to make the Applications for Admission.

3.5                               The Company:

(a)                                 will not amend or supplement or agree to amend or supplement the Draft Circular or the Circular without the prior written consent of the Bank; and

(b)                                 will procure that (i) the final Circular (in the form agreed with the Bank pursuant to clause 3.5(a)) is issued to Shareholders on or around the date of this Agreement and by no later than 31 January 2020; (ii) the General Meeting is convened in accordance with the notice of General Meeting contained in the Circular and (iii) any document described in the Circular as being available for inspection is made available as described.

4                               The Placing

First Placing

4.1                               Subject to clause 9, as agent for the Company, the Bank will use its reasonable endeavours to procure Placees to subscribe for the First Placing Shares at the Issue Price.

4.2                               The Bank shall be under no obligation to itself subscribe as principal for: (i) any First Placing Shares for which it is unable to procure Placees, or (ii) any First Placing Shares to the extent that any Placee procured by the Bank fails to subscribe for any or all of the First Placing Shares which have been allocated to it in the First Placing.

4.3                               Allotments and subscriptions of First Placing Shares under clause 4.1 will be made on the terms of this Agreement and the Press Announcement.

Second Placing

4.4                               Subject to clause 9, as agent for the Company, the Bank will use its reasonable endeavours to procure Placees to subscribe for the Second Placing Shares at the Issue Price.

4.5                               The Bank shall be under no obligation to itself subscribe as principal for: (i) any Second Placing Shares for which it is unable to procure Placees, or (ii) any Second Placing Shares to the extent that any Placee procured by the Bank fails to subscribe for any or all of the Second Placing Shares which have been allocated to it in the Second Placing.

4.6                               Allotments and subscriptions of Second Placing Shares under clause 4.4 will be made on the terms of this Agreement and the Press Announcement.

4.7                               Subject to the Resolutions being passed, the Second Placing Shares will be allotted to Placees pursuant to the allotment authority and dis-application of pre-emption rights set out in the Resolutions, and allotment of the Second Placing Shares will take place as soon as practicable following the General Meeting.

Bookbuild

4.8                               The Company agrees that the Bank will conduct an accelerated bookbuild process in relation to the Placing, on the terms described in the Press Announcement and in this Agreement, which will establish the number of Placing Shares to be issued and allotted pursuant to the Placing (the Bookbuild) which shall be subject to agreement between the parties and recorded in the Terms of Sale. The Bookbuild will commence on the release of the Press Announcement and will end as soon thereafter as the Bank shall determine.

4.9                               On the terms and subject to the conditions set out in the Press Announcement, the Bank shall agree with the Company, all matters in respect of the Placing, including the identity of the Placees, the allocation of the Placing Shares among Placees and the Placing Price. The parties acknowledge and agree that the Bank has discussed with the Company its principles for allocation and the factors that the parties believe to be relevant to the allocation and pricing of the Placing Shares and has agreed the objectives and process for such allocation and pricing.

4.10                        Subject to entry into the Terms of Sale, the Company will release the Placing Results Announcement as soon as reasonably practicable following completion of the Bookbuild and in any event by 8.00 a.m. (or such later time as the Company and the Bank may agree) on the Business Day following the date of completion of the Bookbuild. For the avoidance of doubt, the parties shall not be obliged to enter into the Terms of Sale.

US securities laws

4.11                        The New Ordinary Shares have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, any US Person, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

4.12                        The Company and the Bank each undertake with the other that:

(a)                                 neither it nor any affiliate (as defined in Rule 501(b) under the Securities Act), nor any person acting on its or their behalf, has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the New Ordinary Shares in the United States; and

(b)                                 neither it nor any affiliate (as defined in Rule 405 under the Securities Act), nor any person acting on its or their behalf, has engaged or will engage in any directed selling efforts (as defined in Regulation S) with respect to the New Ordinary Shares.

4.13                        The Bank undertakes that it and any persons acting on its behalf will offer or sell the New Ordinary Shares pursuant to the Placing only in offshore transactions meeting the requirements of Regulation S.

Other overseas securities laws

4.14                        The Company will not allot, or authorise the offer or sale or issue of, any of the New Ordinary Shares under the Placing in circumstances where such allotment or authorisation would constitute a breach of applicable overseas securities laws.

5                      Settlement

Registrars

5.1                               The Company will provide the Registrars with all necessary instructions, authorisations and information to enable the Registrars to perform their duties in connection with the Placing as contemplated by this Agreement, the Issue Documents and any agreements between the Company and the Registrars and will authorise the Registrars to act in accordance with all reasonable instructions of the Bank.

CREST

5.2                               The Company will procure that the Ordinary Shares remain a participating security (as defined in the CREST Regulations) within CREST.

5.3                               In the event of any delays in the use of CREST in relation to the Placing, the Company and the Bank may agree that all of the New Ordinary Shares should be held in certificated form and the provisions of this Agreement will thereby be deemed to be modified accordingly.

Allotment of New Ordinary Shares

5.4                               The Company will allot the First Placing Shares before First Admission, conditional on First Admission, for cash at the Issue Price and otherwise on the terms of this Agreement and the Press Announcement to Placees as agreed between the Bank and the Company, including to the Bank as nominee for all or any of the Placees.

5.5                               Subject to the Resolutions being passed, the Company will allot the Second Placing Shares before Second Admission, conditional only on Second Admission, for cash at the Issue Price and otherwise on the terms of this Agreement and the Placing Announcement to Placees as agreed between the Bank and the Company, including to the Bank as nominee for all or any of the Placees.

5.6                               The New Ordinary Shares will be allotted and issued fully paid:

(a)                                 subject to the Articles of Association of the Company and the terms and conditions set out in the Issue Documents; and

(b)                                 on terms that they will, when issued, rank pari passu in all respects with the Ordinary Shares then in issue, including the right to receive all dividends and other distributions declared, paid or made after the date of this Agreement on the ordinary share capital of the Company, with clear legal and beneficial title, together with all rights attaching to them and free from all liens, charges and encumbrances of any kind and will be freely transferable at the Shareholders’ discretion.

Title

5.7                               Subject to the Bank having provided the Registrars with the relevant CREST participant ID and CREST member account ID, the Company will procure that the Registrars will issue instructions to Euroclear UK & Ireland to credit, conditional only on First Admission, the CREST stock accounts of the Bank and/or Placees as the Bank may direct with such First Placing Shares as are subscribed by the Placees pursuant to the First Placing.

5.8                               Subject to the Bank having provided the Registrars with the relevant CREST participant ID and CREST member account ID, the Company will procure that the Registrars will issue instructions to Euroclear UK & Ireland to credit, conditional only on Second Admission, the CREST stock accounts of the Bank and/or Placees as the Bank may direct with such Second Placing Shares as are subscribed by the Placees pursuant to the Second Placing.

5.9                               The Company will procure that the Registrars update the Company’s share register as soon as reasonably practicable following First Admission or Second Admission, as the context requires, (without registration fee) to record as holders of the relevant Placing Shares the persons entitled to such shares as directed by the Bank.

Payment of proceeds

5.10                        Subject to clause 9 and to the Company complying with its obligations under clauses 5.4 to 5.8 in relation to the First Placing Shares, the Bank will pay to the Company a sum representing the aggregate subscription price of the First Placing Shares subscribed by Placees, less the First Placing Commission and any Placing Expenses incurred up until the date of First Admission (deducted by the Bank in accordance with clause 6.10) as soon as reasonably practicable after First Admission and in any event by not later than 5.00 p.m. on the second Business Day following the date of First Admission.

5.11                        Subject to clause 9 and to the Company complying with its obligations under clauses 5.4 to 5.8 in relation to the Second Placing Shares, the Bank will pay to the Company a sum representing the aggregate subscription price of the Second Placing Shares subscribed by Placees less the Second Placing Commission and any Placing Expenses incurred from the date of First Admission up until the date of Second Admission (deducted by the Bank in accordance with clause 6.10) as soon as reasonably practicable after Second Admission and in any event by not later than 5.00 p.m. on the second Business Day following the date of Second Admission.

5.12                        The payments referred to in clauses 5.10 and 5.11 will be made in cleared funds available on the same day to an account notified by the Company to the Bank in writing prior to First Admission or Second Admission, as the context requires.

5.13                        Payment under this clause will constitute a complete discharge by the Bank of its obligations under clause 5 of this Agreement.

6                      Commissions, fees and expenses

Commissions and fees

6.1                               The Company will pay to the Bank, together with any applicable VAT, a commission of [***] on the First Increment and [***]. on the Second Increment (the Aggregate Placing Commission).

6.2                               The Company will pay to the Bank the First Placing Commission on First Admission and the Second Placing Commission on Second Admission.

6.3                               The Company may, at its sole discretion, pay to the Bank, together with any applicable VAT, additional incentive commission up to the amount of [***] on the First Increment, payable on Second Admission.

6.4                               The Company will pay to the Bank, together with any applicable VAT, an acquisition fee of [***] of the equity value of the consideration for the Acquisition paid to the Target and or the Target’s shareholders (or any other person at the Target or Target’s shareholders’ discretion), payable on completion of the Acquisition (the Completion Acquisition Fee). The Company may, at its sole discretion, pay to the Bank, together with any applicable VAT, an additional break fee in the event that the Acquisition is announced but does not complete (the Break Fee, together with the Completion Acquisition Fee, the Acquisition Fees).

Expenses

6.5                               All accrued Placing Expenses and Acquisition Expenses will be paid by the Company whether or not this Agreement becomes unconditional or is terminated.

6.6                               The Company will promptly on the Bank’s request reimburse the Bank the amount of any Placing Expenses or Acquisition Expenses for which the Company is responsible but which the Bank may have paid or incurred on behalf of the Company.

6.7                               Notwithstanding anything to the contrary in this Agreement, the Company shall not be responsible for the fees or expenses in relation to the Placing of any of the Bank’s advisers, including for the avoidance of doubt the Bank’s lawyers, which shall be for the sole account of the Bank.

6.8                               The Bank shall obtain the approval of the Company (such approval not to be unreasonably withheld or delayed) before incurring expenses for amounts exceeding £1,000.

Payment of commissions, fees and expenses

6.9                               The commissions, fees and expenses referred to in clause 6.1, 6.3 and 6.5 will be paid on the day the Bank makes payment under clauses 5.10 and 5.11 (or in respect of Placing Expenses and Acquisition Expenses only, if earlier, within 30 Business Days of receipt by the Company of an invoice for such expenses from the Bank following the Bank’s obligations under this Agreement ceasing and determining in accordance with clause 9.9), in all cases for value on that day.

6.10                        The Bank will be entitled to deduct from the amount payable by it to the Company pursuant to clauses 5.10 and 5.11 all commissions, fees and expenses payable by the Company (other than those Placing Expenses which are being met directly by the Company, any Acquisition Fees and the Acquisition Expenses).

6.11                        All payments made by the Company to the Bank under this Agreement will be paid in full, free and clear of all deductions or withholdings unless the deduction or withholding is required by relevant law, in which event the Company will pay such additional amount as will be required to ensure that the Bank will receive the net amount equal to the full amount which would have been received by it had the deduction or withholding not been made.

Stamp Duty/stamp duty reserve tax

6.12                        The Company shall be liable to pay to and reimburse the Bank and each Indemnified Person for an amount equal to all and any Transfer Duty which is paid or payable by the Bank or by any subscribers of any Placing Shares procured by such Bank, in each case as a result of the arrangements provided for in this Agreement and to ensure that those persons becoming entitled to be registered as holders of any New Ordinary Shares are so registered.

VAT

6.13                        Where a sum (Relevant Sum) is payable or reimbursable under this Agreement to the Bank or any other Indemnified Person (for the purposes of this clause 6.13 only, each a payee), the Company (for the purposes of this clause 6.13 only, the payer) will, in addition, pay, or cause to be paid to such payee in respect of VAT, (or the Bank may deduct in accordance with 6.10) in respect of the VAT determined as follows:

(a)                                 if the Relevant Sum (or any part of it) constitutes the consideration (or any part thereof) for any supply of services by a payee (including, for the avoidance of doubt, a supply of goods or services treated as made to the payee by section 47(2A), 47(3) or 47(4) of the UK’s Value Added Tax Act 1994 (or other equivalent provisions in other jurisdictions), and the payee is required to account to a relevant Taxation Authority for any applicable VAT in respect of such supply, such amount as equals any such VAT properly payable thereon, subject to the provision of a valid VAT invoice by the payee to the payer; and

(b)                                 if the Relevant Sum is to reimburse the payee for any cost, charge or expense incurred by it or them (except where the payment falls within clause 6.13(c) below), such amount as equals any VAT charged to or incurred by the payee in respect of any cost, charge or expense which gives rise to or is reflected in the payment and which the payee certifies is not recoverable by it by repayment or credit (such certificate to be conclusive in the absence of manifest error); and

(c)                                  if the Relevant Sum, is in respect of costs or expenses incurred by the payee as agent for the payer and except where section 47(2A) or section 47(3) of the Value Added Tax Act

1994 applies, such amount as equals the amount included in the costs or expenses in respect of VAT, provided that in such a case the payee will use reasonable endeavours to procure that the actual supplier of the goods or services which the payee received as agent issues its own VAT invoice directly to the payer; and

Any amount payable under this clause 6.13 shall be payable within five Business Days of the Bank’s request therefor.

7                               Representations, warranties and undertakings

Representations and warranties

7.1                               The Company represents, warrants and undertakes to the Bank in the terms of the Warranties set out in Schedule 1.

7.2                               The Company represents and warrants to the Bank that the Warranties are true, accurate and not misleading as at the date of this Agreement and as at each of the following dates: (i) the date of the Placing Results Announcement; (ii) the date of the Circular, (iii) the date of First Admission, (iv) the date of the General Meeting and (v) the date of Second Admission, in each case by reference to the facts and circumstances at all such times.

7.3                               The Company agrees and acknowledges that the Bank is entering into this Agreement and assuming its obligations to the Company in relation to the Placing and Admission in reliance upon each of the Warranties.

7.4                               All references in the Warranties to the Draft Circular shall, with effect from the date of publication of the Circular, be construed as references to the Circular.

7.5                               Any certificate to be delivered in the form set out in Schedule 3 will have effect as a representation and warranty, as of its date, by the Company to the Bank as to the matters referred to therein.

7.6                               Where any Warranty (or other statement or matter) is expressed to be qualified by reference to the awareness, knowledge, information and/or belief of any person or words to similar effect, it shall mean the actual awareness of that person and is deemed to include a statement to the effect that the Warranty (or other statement or matter) has been made with due and careful consideration after such person making, or after such person being satisfied that there have been made by others properly qualified to do so, all such enquiries and investigations as could reasonably be expected to be made in the context of the Placing, the Acquisition and Admission.

7.7                               Each Warranty is separate of each other Warranty and shall not be limited or restricted by reference to or inference from the terms of any other Warranty or term of this Agreement.

7.8                               The Warranties shall remain in full force and effect notwithstanding the completion of the Placing and the Acquisition, publication of the Circular and all other matters and arrangements referred to in or contemplated by this Agreement.

7.9                               Without prejudice to any of its other rights under this Agreement, if, at any time prior to Admission, the Bank becomes aware that any of the Warranties was, is, has become or is reasonably likely to become, untrue, inaccurate or misleading, the Bank may (without prejudice to its right to terminate this Agreement pursuant to clause 9) require the Company at its own expense to amend, update or supplement any of the Issue Documents (such amendment, update or supplement to be in a form approved by the Bank) and/or require the Company, at the Company’s own expense, to make such announcements and/or despatch such communications and/or take such other steps as the Bank considers necessary or desirable in connection with the untruth, inaccurate or misleading nature of the Warranty concerned.

7.10                        If a supplementary press announcement is published after the date of this Agreement, all references in the Warranties relating to the Press Announcement will be deemed to be repeated on the date of publication of such supplementary press announcement by reference to the facts and circumstances at that time and, when deemed to be repeated, references in such Warranties to Press Announcement shall be taken to include such supplementary press announcement.

7.11                        If a supplementary Circular is published after the date of this Agreement, all references in the Warranties relating to the Draft Circular or the Circular will be deemed to be repeated on the date of publication of such supplementary Circular by reference to the facts and circumstances at that time and, when deemed to be repeated, references in such Warranties to Draft Circular or Circular shall be taken to include such supplementary Circular.

Undertakings

7.12                        The Company will make due and careful enquiries during the period prior to each of First Admission and Second Admission to ascertain whether any of the Warranties has become, or is reasonably likely to become, untrue or inaccurate or misleading. If the Company becomes aware that any of the Warranties was or may have been when given, or (at any time) has become, or is likely to become prior to each of First Admission and Second Admission, untrue or inaccurate or misleading in any respect by reference to the facts or circumstances from time to time subsisting, it will notify the Bank immediately and, on request from the Bank, provide all details of such circumstances as are within the Company’s knowledge.

7.13                        Without prejudice to the provisions of clause 9, where, after publication of each of the Press Announcement and the Circular (but before Second Admission), there is a significant change affecting any matter required to be included, or a significant new matter arises which would have been required to be included, in the Press Announcement or Circular, the Company will immediately disclose the change or matter to the Bank in writing.

7.14                        In the event of any non-fulfilment of any Condition or any matter, fact, circumstance or event arising or occurring which would or might result in any Condition being incapable of being fulfilled or in the event of any matter having arisen which might be expected to give rise to a Claim under clause 8, the Company shall forthwith give notice to the Bank of the circumstances of such non-fulfilment, potential non-fulfilment, claim or potential claim.

7.15                        In any of the cases described in clauses 7.12 to 7.14, the Bank may (without prejudice to its right to terminate this Agreement pursuant to clause 9) require the Company at its own expense to amend, update or supplement any of the Issue Documents (such amendment, update or supplement to be in a form approved by the Bank) and/or require the Company, at the Company’s own expense, to make such announcements and/or despatch such communications and/or take such other steps as the Bank considers necessary or desirable in the context of the Placing.

7.16                        Insofar as it is lawfully able, the Company will not, and will procure that no Group Company will, between the date of this Agreement and the date falling 60 calendar days from the date of Second Admission, issue, make or provide any public statement or commentary regarding the New Ordinary Shares, or the Placing or enter into, or incur any obligation to make, any commitment or agreement, or put itself in a position where it is obliged to announce that any commitment or agreement may be entered into or made, which in either case is or might be material in the context of the Placing, without the prior written approval of the Bank.

7.17                        The Company shall make all such announcements concerning the Applications for Admission, the Placing and the Acquisition as shall be necessary to comply with the AIM Rules and/or any other applicable regulatory or statutory requirement and/or any other provision of this Agreement.

7.18                        The Company agrees that it will not, and it will ensure that no Group Company will, from the date of this Agreement until the date falling 60 days from the date of Second Admission directly or indirectly, offer, issue, allot, lend, mortgage, assign, charge, pledge, sell or contract to sell or issue, issue or sell options in respect of, or otherwise dispose of (or announce an intention of doing so) any shares of the Company or any securities convertible into or exchangeable or carrying rights to acquire shares of the Company, or enter into any derivative transaction that has the economic effect of such sale, transfer or disposition, whether settled in cash or otherwise, or publicly announce any intention to do any such things, in all cases without the prior written approval of the Bank.

7.19                        The Company undertakes to the Bank that it will not without the prior approval of the Bank from the date of this Agreement until the date falling 60 days from the date of Second Admission take any steps which might be regarded (in the opinion of the Bank) as materially inconsistent with any expression of policy or intention in the Issue Documents or any other documents issued in connection with the Placing.

7.20                        The Company undertakes to the Bank that it shall, at all times during the period from the date of this Agreement until the date falling 60 days from the date of Second Admission, as soon as practicable:

(a)                                 notify the Bank in advance of, and discuss with the Bank, the timing and manner of any announcement of profits, losses or dividends in respect of any financial period of the Company, or part of such period, or any other external written announcement concerning the financial or trading position, affairs or prospects of the Company or the Group (other than routine trade press announcements) and (to the extent practicable in the circumstances) discuss with the Bank any other information which is likely to materially affect the general character or nature of the business of the Group, including any potential acquisition, alteration to share capital (other than the grant of options in accordance with the Company’s normal practice or issue of shares on the exercise of options), disposal, reorganisation, takeover, management or any other significant matter which may be necessary to be made known to the public in order to enable the Shareholders and the public to appraise the position of the Company and to avoid the creation of a false market in its securities whether under Chapter 5 of the DGTRs, the AIM Rules or otherwise, provided that no Group Company shall be required to give such notifications to, or have discussions with the Bank where this is prevented by law, the FCA, the London Stock Exchange or under regulations or the rules, practices and procedures laid down by Euroclear UK & Ireland; and

(b)                                 without prejudice to the requirements of Rule 10 of the AIM Rules for Companies, forward to the Bank for perusal, discussion and comment (to which the Company shall have due regard) as to the timing of despatch and content of all proofs of all documents to be sent to Shareholders (including, without prejudice to the generality of the foregoing, notices of meetings, forms of proxy and any Directors’ report, annual accounts or interim accounts), documents relating to takeovers, mergers, reorganisations or other schemes (including employee profit sharing schemes or share option schemes) and all press announcements (other than routine trade press announcements), provided that no Group Company shall be required to forward any such document to the Bank where this is prevented by law, the FCA or the London Stock Exchange or pursuant to the AIM Rules or the regulations or the rules, practices and procedures laid down by Euroclear & Ireland.

7.21                        The Company will use the net proceeds of the Placing for the purposes stated in the Issue Documents.

7.22                        The Company will not, and will procure that no Group Company nor any of their respective associates or Affiliates will, directly or indirectly, use the proceeds received from the sale of the New Ordinary Shares, or lend, contribute or otherwise make available such proceeds to any joint venture partner, Group Company or any of their respective associates or Affiliates or any of their respective directors, officers, agents or employees or any person acting on behalf of any of them (Persons):

(a)                                 to fund any activities or business of or with any Person, or in any country or territory that, at the time of such funding, is the subject of Sanctions Laws and Regulations, or

(b)                                 in any other manner that would result in a violation of Sanctions Laws and Regulations by any Person (including any Person participating in the Placing, whether as underwriter, advisor, investor, or otherwise), it being acknowledged that a Group Company shall use proceeds received from the sale of the New Ordinary Shares to pay to the Target and/or its holders of securities in respect of the Acquisition and the holders of securities and any persons who receive such proceeds from such holders of securities shall not be deemed to be captured by this clause 7.22.

7.23                        The Company will not (i) prior to Second Admission, without the prior written consent of the Bank (such consent not to be unreasonably withheld or delayed) and (ii) prior to completion of the Acquisition, without consulting the Bank and taking into account its reasonable requirements in relation thereto:

(a)                                 alter, revise or amend any of the material terms or conditions of the Acquisition Agreement (or any document entered into pursuant thereto prior to completion of the Acquisition) where such amendment would materially adversely impact the Placing or which would otherwise be material for disclosure to Placees;

(b)                                 other than arrangements contemplated by the Acquisition Agreement, enter into any arrangement whatsoever in respect of the Acquisition Agreement or the assets the subject matter of the Acquisition Agreement, including any agreement to transfer, whether in whole or in part, any such assets or the rights or obligations under the Acquisition Agreement, where entry into any such arrangement would materially adversely impact the Placing or which would otherwise be material for disclosure to Placees;

(c)                                  exercise any right to terminate or rescind the Acquisition Agreement; or

(d)                                 actively waive any material obligation of the counterparties to the Acquisition Agreement which would otherwise lead to termination or rescission of the Acquisition Agreement.

7.24                        The Company undertakes to notify the Bank in writing at the earliest practicable opportunity if it intends to take any of the actions described in clause 7.23 and, on request by the Bank, to provide all details of the applicable circumstances to the Bank as are within its knowledge.

7.25                        The Company undertakes to notify the Bank in writing at the earliest practicable opportunity and, on request by the Bank to provide all details of the applicable circumstances to the Bank as are within its knowledge, if it intends to:

(a)                                 waive any right under or condition of the Acquisition Agreement or grant any time for performance or other indulgence in respect of any material obligation; or

(b)                                 proceed to completion of the Acquisition Agreement without the full satisfaction of the terms and conditions set out therein,

if, in each case, such action is reasonably likely to be material in the context of the Placing.

7.26                        The Company undertakes to notify the Bank in writing at the earliest practicable opportunity of any circumstance of which it becomes aware which is inconsistent in any respect with any of the terms, conditions and provisions of the Acquisition Agreement and/or constitutes (or could constitute) a breach or potential breach of any of the warranties, undertakings or representations contained in the Acquisition Agreement and, on request by the Bank, to provide all details of such circumstance to the Bank as are within its knowledge.

7.27                        The Company undertakes to the Bank that it shall:

(a)                                 immediately notify the Bank if it becomes aware of any actual or potential claim, action, proceeding, investigation, demand, judgment or award (in each case whether or not successful, compromised or settled) (a Relevant Claim) arising out of or in connection with the Acquisition Agreement; and

(b)                                 keep the Bank informed of all material developments in relation to any such Relevant Claim.

7.28                        The Company acknowledges that any decision by the Bank to withhold consent in any of the circumstances referred to in clause 7 shall not form the basis of any Claim against the Bank for any damage, loss, cost or expense alleged to have been caused by such decision.

8                               Indemnity

General indemnity

8.1                               The Company will, within five Business Days after a demand, indemnify and keep indemnified each Indemnified Person against all Liabilities which that Indemnified Person may suffer or incur in any jurisdiction to the extent they arise out of or in connection with, directly or indirectly, the Placing and/or Admission and/or this Agreement. These include (without limitation) any Liabilities to the extent they arise, directly or indirectly, out of or in connection with:

(a)                                 the issue, publication, approval or content of any of the Issue Documents or any other document or announcement or public statement in connection with the Placing and any such Issue Document not containing or fairly representing, or being alleged not to contain or fairly present all the information required to be contained therein by the CA 2006, FSMA, the FS Act, the Prospectus Regulation, the Prospectus Regulation Rules, the DGTRs, the AIM Companies Rules, MAR (including the Disclosure Requirements), the CREST Regulations or any other relevant requirement of law or regulation in any jurisdiction or any statement in such document being, or being alleged to be, untrue, incorrect, incomplete or misleading or not based on reasonable grounds or the omission or alleged omission from any Issue Document of a fact required to be stated in it or which is necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; or

(b)                                 the breach, or alleged breach, by the Company of any of the Warranties or any other obligation or undertaking of the Company contained in this Agreement or otherwise in connection with the Placing; or

(c)                                  the breach or alleged breach by the Company or any of its associates or any of the Directors or any of their respective agents, employees or professional advisers or any of the Directors of the CA 2006, FSMA, the FS Act, the Prospectus Regulation, the Prospectus Regulation Rules, the DGTRs, the AIM Companies Rules, MAR (including the Disclosure Requirements), the CREST Regulations or any other laws or regulations (whether of governmental or regulatory bodies or otherwise) of any jurisdiction which are relevant or applicable to the Placing or the performance of this Agreement; or

(d)                                 any misrepresentation or alleged misrepresentation (by whomsoever made) contained in the Issue Documents or any other document issued in connection with Admission or the Placing;

(e)                                  the allotment and issue of the New Ordinary Shares; or

(f)                                   the performance by an Indemnified Person of its obligations or services to the Company in connection with the Placing or Admission including, without limitation, acting as a person who has communicated or approved the contents of any financial promotion made in connection with the application for Admission for the purpose of section 21 FSMA; or

(g)                                  the Bank’s role as Nominated Adviser pursuant to the AIM Rules and its role as bookrunner for the purposes of the Placing and Admission;

(h)                                 the making or implementation of the Bookbuild and/or the Placing; or

(i)                                     any Claims by Placees against the Bank in circumstances where First Admission occurs but Second Admission fails to occur; or

(j)                                    the Acquisition or the Acquisition Agreement.

Limitations

8.2                               The indemnities in clause 8.1 do not extend to any Liabilities to the extent that they arise from (other than in relation to clauses 8.1(a) to 8.1(e) and clause 8.1(j) or as a result of an action of failure to act undertaken at the request or direction of or with the consent of the Company) the finally and judicially determined material breach of this Agreement by the Bank, fraud, negligence or wilful default of the Bank.

8.3                               For the avoidance of doubt, the indemnities contained in clause 8.1 shall extend to include all properly incurred costs and expenses including legal fees and expenses suffered or incurred by any Indemnified Person in connection with enforcing its rights under clause 8 (together with any VAT on them).

Conduct and settlement

8.4                               The Bank and any relevant Indemnified Person will, to the extent lawful, reasonable and practicable in the circumstances, and subject to any legal obligations of confidentiality owed to a third party or any requirement imposed by an insurer of the Bank or the relevant Indemnified Person, consult with the Company and keep the Company reasonably informed in relation to any Claim under clause 8.1, provided always that:

(a)                                 failure by the Bank to notify the Company or keep the Company so informed shall not relieve the Company of its obligation to indemnify the Bank or any other Indemnified Person under this clause 8; and

(b)                                 nothing in this clause 8.4 shall require any such Indemnified Person to:

(i)                                     provide a copy of any document or provide any information which it is legally advised is privileged in the context of any litigation connected with the Claim or subject to a duty of confidentiality;

(ii)                                  do, or refrain from doing, anything which would, or which such Indemnified Person in good faith considers might, prejudice any insurance cover to which any Indemnified Person may from time to time be entitled or from which any Indemnified Person may benefit;

(iii)                               prevent any Indemnified Person from settling, compromising or paying the claim, or accepting any original liability in relation thereto and enforcing the indemnity against the Company; or

(iv)                              do, or refrain from doing, anything which the Bank considers would damage its reputation or the goodwill attaching to its business or that of any Indemnified Person or which would conflict with the Bank’s or any other Relevant Person’s duties under any law or regulatory requirement.

8.5                               The Company will not, without the prior written consent of the Bank, settle or compromise or consent to the entry of any judgment with respect to any Claim in respect of which a Claim may be brought by an Indemnified Person under clause 8.1 where the Bank is an actual or potential party to such Claim unless such settlement, compromise or consent includes an unconditional release of the Bank from all Liabilities arising out of or in connection with such Claim and does not include a statement of admission of fault, culpability or failure to act by or on behalf of an Indemnified Person.

8.6                               For the avoidance of doubt, nothing in this Agreement shall confer any right of access on the part of the Company to any records or any other information of the Bank or any other Indemnified Person.

Gross-up

8.7                               The Company undertakes with each Indemnified Person that:

(a)                                 If HM Revenue & Customs or any other Taxation Authority in any jurisdiction brings into any charge to taxation any sum payable under the indemnities contained in clause 8.1, the amount so payable will be increased by such amount as will ensure that the person to whom payment is made will retain, after deduction of the taxation so chargeable, the amount it would have retained had no such tax been payable; and

(b)                                 all sums payable under clause 8.1 will be paid in full, free and clear of all deductions or withholdings, unless the deduction or withholding is required by law, in which event the

Company will pay such additional amount as will be required to ensure that the person to whom payment is made will receive the net amount equal to the full amount which would have been received by it had not such deduction or withholding been made.

Claims against an Indemnified Person

8.8                               The Company will procure that no Claim will be made by any Group Company against any Indemnified Person to recover any Liabilities which any Group Company may suffer or incur arising out of or in connection with the Placing (including, without limitation, for any insufficiency or alleged insufficiency of any dealing price at which any Placees may be procured by the Bank or for the timing of any subscription of Placing Shares or any failure to procure any such subscription or purchase) or the performance by the Bank of its obligations or services under this Agreement save to the extent that such Losses result from in relation to clauses 8.1(f), 8.1(g), 8.1(h) and 8.1(i) only, the finally and judicially determined material breach of this Agreement by the Bank, fraud, negligence or wilful default of the Bank.

8.9                               The Company agrees with and acknowledges to the Bank that no Indemnified Person nor any of its respective officers, directors, employees, agents or advisers are or shall be responsible to any other party for verifying the accuracy or fairness of any information in any of the Issue Documents or any other information or documents published or caused to be published in connection with the Placing.

8.10                        No Indemnified Person shall have any liability whatsoever for loss of profit, loss of business opportunity or any other form of indirect or consequential loss suffered by the Company or any member of the Group or any of their respective officers, directors, employees, consultants, controlling persons, shareholders, representatives and agents.

8.11                        The Company agrees on behalf of itself and its Group Companies that, without prejudice to any claim the Company may have against the Bank or an Indemnified Person, no proceedings may be taken or claim brought against any director, officer or employee of the Bank or of an Indemnified Person in respect of any conduct, action or omission by the individual concerned with this Agreement or the Placing (including the amount at which the Issue Price is fixed) or any of the other arrangements contemplated by or in connection with this Agreement. This clause 8.11 may be relied upon and enforced by each such director, officer or employee of the Bank or any Indemnified Person.

9                               Conditions to Placing; termination

Conditions to Placing

9.1                               The obligations of the Bank under clauses 4 (The Placing) and 5 (Settlement) in respect of the First Placing are conditional upon:

(a)                                 the Press Announcement being released to a Regulatory Information Service by no later than 6.30 p.m. on the date of this Agreement;

(b)                                 the Draft Circular being in the agreed form;

(c)                                  the Terms of Sale having been duly executed and delivered by the parties to this Agreement and the Placing Results Announcement being released to a Regulatory Information Service by no later than 8.00 a.m. on the Business Day following completion of the Bookbuild;

(d)                                 the Company having complied with all of its obligations under this Agreement in all material respects in the context of the Placing (to the extent such obligations fall to be performed prior to First Admission);

(e)                                  the Warranties being true and accurate in all material respects in the context of the Placing and not misleading in any respect as at the date of this Agreement on the subsequent dates set out in clause 7.2 and including First Admission (in each case in the opinion of the Bank, acting in good faith) by reference to the facts and circumstances existing from time to time or no matter having arisen which might reasonably be expected to give rise to a Claim under clause 8;

(f)                                   in the opinion of the Bank (acting in good faith), there having been no Material Adverse Change;

(g)                                  the Company delivering to the Bank the documents listed in Part A of Schedule 2 by not later than the date of this Agreement, the documents listed in Part B by not later than the date of the closing of the Bookbuild and Part D of Schedule 2 by not later than 6:00 p.m. on the Business Day prior to the date of First Admission;

(h)                                 the Company delivering to the Bank immediately prior to First Admission a certificate in the form set out in Schedule 3;

(i)                                     the Company allotting the First Placing Shares, prior to and conditional only on First Admission, in accordance with the terms of this Agreement;

(j)                                    First Admission taking place by not later than 8.00 a.m. on 24 January 2020 (or such other date as may be agreed between the parties, being not later than 3.00 p.m. on the Long Stop Date).

9.2                               The obligations of the Bank under clauses 4 (The Placing) and 5 (Settlement) in respect of the Second Placing are conditional upon:

(a)                                 First Admission having occurred;

(b)                                 the issue by no later than 31 January 2020 of the Circular to Shareholders and such other persons (if any) entitled to receive notice of the General Meeting in accordance with the Company’s Articles of Association;

(c)                                  the Company having complied with all of its obligations under this Agreement in all material respects in the context of the Placing (to the extent such obligations fall to be performed prior to Second Admission);

(d)                                 the Press Announcement being released to a Regulatory Information Service by no later than 6.30 p.m. on the date of this Agreement;

(e)                                  the Warranties being true and accurate in all material respects in the context of the Placing and not misleading in any respect as at the date of this Agreement and on the subsequent dates set out in clause 7.2, including the date of Second Admission (in each case in the opinion of the Bank, acting in good faith) by reference to the facts and circumstances existing from time to time or no matter having arisen which might reasonably be expected to give rise to a Claim under clause 8;

(f)                                   in the opinion of the Bank (acting in good faith), there having been no Material Adverse Change;

(g)                                  the passing of the Resolutions without material amendment at the General Meeting (or at any adjournment thereof);

(h)                                 the Company delivering to the Bank the documents listed in Part C of Schedule 2 by not later than the date of the publication of the Circular, the documents listed in Part E of Schedule 2 by not later than the date of the General Meeting and the documents listed in Part F of Schedule 2 by not later than 6:00 p.m. on the Business Day prior to the date of Second Admission;

(i)                                     the Company delivering to the Bank immediately prior to Second Admission a certificate in the form set out in Schedule 3;

(j)                                    the Company allotting the Second Placing Shares, prior to and conditional only on Second Admission, in accordance with the terms of this Agreement; and

(k)                                 Second Admission taking place by not later than 8.00 a.m. on 12 February 2020 (or such other date as may be agreed between the parties, being not later than 3.00 p.m. on the Long Stop Date).

9.3                               The Bank will be entitled, in its absolute discretion and on such terms as it thinks appropriate, to waive fulfilment, in whole or in part, of any or all of the Conditions (to the extent permitted by law or regulations) by giving notice in writing to the Company.

9.4                               The Bank and the Company may agree in writing to extend the time and/or date by which any of the Conditions are required to be fulfilled to no later than 3.00 p.m. on the Long Stop Date.

9.5                               The Company will use its best endeavours to procure that each of the Conditions (other than the Conditions set out in clauses 9.1(e), 9.1(f), 9.1(j), 9.2(e), 9.2(f) and 9.2(k)) is fulfilled by the time and/or date referred to therein or by such later time and/or date (if any) as may be agreed by the Bank pursuant to clause 9.4 and the Bank agrees to provide reasonable assistance therewith in its capacity as nominated advisor and broker including in relation to the documents required to be submitted to the London Stock Exchange in accordance with this Agreement.

9.6                               If the time for fulfilment or waiver of any of the Conditions is extended pursuant to clause 9.4, references in this Agreement to the time specified for the fulfilment of a Condition are to the time as so extended.

Termination of this Agreement

9.7                               If, at any time before Second Admission, the Bank becomes aware that any of the events described in clause 9.8 have occurred, it may in its absolute discretion:

(a)                                 allow the Placing to proceed on the basis of the Press Announcement subject (if the Bank so requests) to the publication by the Company of a supplementary Circular or supplementary public announcement, provided that the Company shall not publish or cause to be published any such supplementary Circular or public announcement without the prior written consent of the Bank; or

(b)                                 terminate this Agreement, notice of such termination to be then communicated as soon as is practicable to any Director orally or by fax or email or otherwise and announced to a Regulatory Information Service, and the provisions of clause 9.9 will apply.

9.8          The events which will entitle the Bank to terminate this Agreement under clause 9.7 are:

(a)                                 in respect of the Second Placing only, the Circular not being issued to the Shareholders and such other persons (if any) entitled to receive notice of the General Meeting in accordance with the Articles of Association of the Company by 31 January 2020; or

(b)                                 any statement made in any of the Issue Documents being untrue or inaccurate in any material respect or misleading in any respect when made or becoming untrue or inaccurate in any material respect or misleading (in each case, in the context of the Placing and in the opinion of the Bank, acting in good faith) by reference to the facts and circumstances existing from time to time, or any matter arising which might, if the Issue Documents were issued at that time, constitute a material omission from them or a misleading inaccuracy in any announcements released by the Company through a

Regulatory Information Service or other document issued to shareholders of the Company or otherwise to the public by any member of the Group, in each case since the Accounts Date; or

(c)                                  any of the Warranties being untrue or inaccurate in any material respect or misleading in any respect in the context of the Placing when made or any matter arising which might reasonably be expected to give rise to a Claim under clause 8; or

(d)                                 a material breach by the Company of any of its obligations under this Agreement (to the extent such obligations fall to be performed prior to First Admission or Second Admission, as the context requires); or

(e)                                  a significant change affecting any matter contained in the Issue Documents or a matter, fact, circumstance or event having arisen such that in the opinion of the Bank a supplementary public announcement or supplementary Circular is required to be released; or

(f)                                   in the opinion of the Bank (acting in good faith), any Material Adverse Change; or

(g)                                  in respect of Second Admission only, the Resolutions not being passed without amendment at the General Meeting (or at any adjournment thereof);

(h)                                 the Applications for Admission being refused by London Stock Exchange; or

(i)                                     the cancellation or suspension by the London Stock Exchange of trading in the Company’s securities; or

(j)                                    any of the following:

(i)                                     the suspension of trading in securities generally on the London Stock Exchange or the New York Stock Exchange trading is limited or minimum prices established on any such exchange; or

(ii)                                  the declaration of a banking moratorium in London or by the US federal or New York State authorities or any material disruption to commercial banking or securities settlement or clearance services in the US or the UK; or

(iii)                               any change (whether or not foreseeable at the date of this Agreement), or development involving a prospective change, in national or international financial, economic, political, industrial or market conditions or currency exchange rates or exchange controls, or any incident of terrorism or outbreak or escalation of hostilities or any declaration by the UK, the US or any member state of the European Union of a national emergency or war or any other calamity or crisis, which events described in clause 9.8(j)(i), (ii) or (iii) above the Bank considers in its absolute discretion (acting in good faith) to be reasonably likely to have an adverse effect on the financial or trading position or the business or prospects of the Group which is material in the context of the Group as a whole or which materially prejudices the Company or renders the Placing impracticable or inadvisable.

Consequences of failure to complete

9.9                               If any of the Conditions have not been fulfilled (or waived by the Bank pursuant to clause 9.3) in all respects on or before the time and/or date specified in clause 9.1 or 9.2 or have become incapable of being satisfied, or this Agreement is terminated, then the obligations of the Bank under this Agreement will immediately cease and determine and:

(a)                                 the Company will promptly make an announcement to that effect in terms agreed with the Bank;

(b)                                 no party to this Agreement will have any Claim against any other party, except for accrued rights or obligations under this Agreement;

(c)                                  such termination shall be without prejudice to any obligations of the Company in respect of Placing Shares which have already been issued, subscribed and paid for at the time of such termination;

(d)                                 the Company will pay to the Bank the Placing Expenses and Acquisition Expenses that are payable by it in accordance with clause 6 and shall, for the avoidance of doubt, remain liable to pay any further fees, commissions or expenses that may be due, or subsequently became due, under and in accordance with the terms of the Engagement Letter;

(e)                                  to the extent that First Admission has not occurred, the Application for Admission in respect of First Admission will be withdrawn and the parties will procure that First Admission will not become effective;

(f)                                   to the extent that Second Admission has not occurred, the Application for Admission in respect of Second Admission will be withdrawn and the parties will procure that Second Admission will not become effective;

(g)                                  to the extent that First Admission has not occurred, any money received from Placees in respect of the First Placing will be returned;

(h)                                 to the extent that Second Admission has not occurred, any money received from Placees in respect of the Second Placing will be returned; and

(i)                                     the provisions of clauses 1, 6, 9, 10, 11 and 12 and the indemnity contained in clause 8 will remain in full force and effect.

10                        Notices

10.1                        Except as otherwise provided in this Agreement, a notice or other communication given under or in connection with this Agreement (a Notice) must be:

(a)                                 in writing;

(b)                                 in the English language; and

(c)                                  sent by a Permitted Method to the Notified Address.

10.2                        A Permitted Method means any of the methods set out in the first column below. The second column sets out the time on which a Notice given by such Permitted Method will be deemed to be given and in proving service of such Notice it will be sufficient to prove that delivery was made or that the Notice was properly addressed and posted or faxed in full to the Notified Address.

(1)	(2)
Permitted Method	Date on which Notice deemed given

Personal delivery	When delivered at the Notified Address if delivered before 6.00 p.m. on any Business Day and in any other case at 9.00 a.m. on the Business Day following delivery

First class pre-paid post	Two Business Days after posting

10.3                        The Notified Addresses of each of the parties is as set out below:

Name of party	Address	Marked for the attention of:

IG Design Group PLC	No 7 Water End Barns, Water End, Eversholt, Milton Keynes, Bedfordshire, MK17 9EA	Giles Willits / Paul Fineman / Joy Laws

Canaccord Genuity Limited	88 Wood Street, London, EC2V 7QR	Bobbie Hilliam

or such other Notified Address as any of the parties may, by written notice to the other parties, substitute for their Notified Address set out above.

11                        General

11.1                        This Agreement may be executed in counterparts.

11.2                        This Agreement is binding on and enures for the benefit of the successors, assigns or legal personal representatives of the parties and each Indemnified Person. No subscriber of any of the New Ordinary Shares shall be deemed a successor or assign merely by reason of such subscription.

11.3                        No party may assign its rights under this Agreement without the prior written consent of the other party.

11.4                        Except as provided in this clause, no term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999. Each Indemnified Person will have the right under that Act to enforce its rights against the Company under clause 8 provided that:

(a)                                 the Bank may, by agreement in writing with the Company, vary any of the rights conferred on any other Indemnified Person under clause 8 (without requiring the consent of any such Indemnified Person) and the Bank will not be liable to any such Indemnified Person for any of the Bank’s acts or omissions under clause 8; and

(b)                                 the Bank will have sole discretion in deciding whether or not to enforce an Indemnified Person’s rights under clause 8 and in determining the terms and conditions of such enforcement.

11.5                        The indemnities, representations and undertakings in this Agreement are in addition to and are not to be construed to limit, affect or prejudice, any other right or remedy available to any Indemnified Person.

11.6                        The obligations of the parties under this Agreement have effect notwithstanding anything revealed in any investigation made by or on behalf of any person.

11.7                        No failure by any party or Indemnified Person to exercise any right or remedy under any provision of this Agreement will operate as a waiver and no single or partial exercise of any right or remedy of any party or Indemnified Person will preclude the further exercise or enforcement of any such right or remedy.

11.8                        Time shall be of the essence in this Agreement, both in relation to the times, dates and periods specified in it and any time, dates and period which may, by agreement in writing between the parties, be substituted for them

11.9                        No amendment of this Agreement or of any of the documents referred to in this Agreement will be effective unless it is in writing, refers specifically to this Agreement and is duly executed by each party hereto.

11.10                 If any provision of this Agreement is or becomes illegal, invalid or unenforceable under the law of any jurisdiction, neither the legality, validity nor enforceability of the remaining parts of this Agreement will be affected or impaired in any way.

11.11                 If the Company has entered into or enters into any agreement or arrangement with any adviser for the purpose of, or in connection with, the Issue and the terms of which provide that the liability of the adviser to the Company or any other person is excluded or limited in any manner and the Bank or any other Indemnified Person may have joint and/or several liability with such adviser to the Company or to any other person arising out of the performance of its duties under this Agreement then the Company will:

(a)                                 not be entitled to recover any amounts from the Bank or any other Indemnified Person in excess of what would have been the net amount of the Bank’s liability in the absence of such exclusion or limitation;

(b)                                 indemnify the Bank and/or any other Indemnified Person in respect of any increased liability to any third party which would not have arisen in the absence of such exclusion or limitation; and

(c)                                  take such other action as the Bank and/or such other Indemnified Person may require to ensure that the Bank is not prejudiced as a consequence of such agreement or arrangement.

11.12                 The degree to which any Indemnified Person shall be entitled to rely on the work of any adviser to the Company, the Directors or any other third party will be unaffected by any exclusion or limitation referred to in clause 11.11 which the Company or the Directors may have agreed with the third party.

11.13                 The Bank will not be required to place or to procure that there are placed on deposit any sums of money received by it or any of its agents for the New Ordinary Shares. All amounts payable to the Company under this Agreement will not be treated as client money subject to any regulations made under or pursuant to FSMA and/or the FS Act.

11.14                 In addition to any remedy or right of action available to it under this Agreement, the Bank and any Placee will be entitled (as subscribers of the New Ordinary Shares), to the extent that the Bank or any Placee has subscribed for the New Ordinary Shares, to the same remedies and rights of action against the Company and to the same extent as any person may have acquiring any New Ordinary Shares on the basis of the Press Announcement.

11.15                 The provisions of this Agreement are without prejudice to any liabilities which any of the parties may have under any rule of law or equity (including, without limitation, the CA 2006, FSMA, the FS Act and the Securities Act) to the extent they cannot be excluded or restricted as provided under this Agreement.

11.16                 The Company agrees that the allotment and sale of the Placing Shares pursuant to this Agreement, including the determination of the Placing Price and any related discounts and commissions, is an arm’s length commercial transaction between the Company, on the one hand, and the Bank, on the other hand.

11.17                 Any document, opinion or analysis (including any valuation analysis) provided by the Bank in connection with the transactions contemplated by this Agreement will be solely for the use of the board of directors and senior management of the Company and, except as required by law, applicable regulation or requirement of an applicable regulatory authority or stock exchange, may not be disclosed, quoted, reproduced, summarised, described or referred to without the Bank’s prior written consent.

11.18                 In connection with the Placing, each Bank and any of its respective Affiliates acting as an investor for its own account may take up New Ordinary Shares and in that capacity may retain, purchase or sell for its own account such New Ordinary Shares and any securities of the Company or related investments and may offer or sell such securities or other investments otherwise than in connection with the Issue. Accordingly, references in this Agreement or the Issue Documents to the New Ordinary Shares being issued, offered, sold or placed should be read as including any issue, offering, or placement of such New Ordinary Shares to the Bank and any relevant Affiliate acting in such capacity. The Bank does not intend to disclose the extent of any such investment or transactions otherwise than in accordance with any legal or regulatory obligation to do so.

11.19                 The Company acknowledges that the Bank is not advising the Company or any other person as to any legal, tax, investment or accounting or (other than solely in its capacity as the Company’s Nominated Adviser for the purposes of the AIM Rules) regulatory matters in any jurisdiction. The Company shall consult with its own advisers concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Bank shall not have any responsibility or liability to the Company with respect thereto. The Company further acknowledges and agrees that any review by the Bank of the Company, the Placing and other matters relating thereto will be performed solely for the benefit of the Bank and shall not be performed on behalf of the Company or any other person.

11.20                 The Bank and its Affiliates are engaged in investment business for their own account and for clients. In certain circumstances their interests may be regarded as conflicting with the interests of a client in relation to a particular transaction, or they may have some other interest that is material (a Material Interest). The Bank has procedures to ensure independence of advice. The Company acknowledges and accepts, so as to override any duty or restriction which would otherwise be implied by law, that the Bank and its Affiliates may have a Material Interest and that employees or associates responsible for providing the services under this Agreement may be doing so despite the existence of a Material Interest. Neither this Agreement nor the receipt by the Bank of confidential information or any other matter shall give rise to any fiduciary or equitable duties that would prevent or restrict their action in connection with a Material Interest. The Company acknowledges and accepts that, by reason of contractual, legal, regulatory or other obligations, the Bank and its associates may be prohibited from disclosing, or it may be inappropriate for them to disclose, information to the Company, in particular about a Material Interest. The Company acknowledges and agrees that the Bank may provide their services under this Agreement and earn (and retain) all fees payable under this Agreement, notwithstanding the existence of Material Interests within the Bank and its associates.

11.21                 The Engagement Letter and the Nominated Adviser Agreement each remain in full force and effect save that, to the extent that there is a conflict between the provisions of this Agreement and the Engagement Letter and/or the Nominated Adviser, the provisions of this Agreement prevail.

11.22                 Subject to clause 11.21, this Agreement constitutes the whole agreement and understanding between the parties in relation to the Placing. All previous agreements, understandings, undertakings, representations, warranties and arrangements of any nature whatsoever between the parties with any bearing on the Placing are superseded and extinguished (and all rights and liabilities arising by reason of them, whether accrued or not at the date of this Agreement, are cancelled) to the extent they have such a bearing.

12                        Product Governance

12.1                        Solely for the purposes of Article 9(8) of Commission Delegated Directive 2017/593 (the Delegated Directive) regarding the responsibilities of manufacturers under the product governance requirements contained within: (a) (a) Directive 2014/65/EU on markets in financial instruments, as amended; (b) Articles 9 and 10 of the Delegated Directive; and (c) local implementing measures (the MiFID II Product Governance Requirements), the Bank acknowledges that it understands the responsibilities conferred upon it under the MiFID II Product Governance Requirements relating to: (i) the target market for the Placing; (ii) the eligible distribution channels for dissemination of the Placing Shares, each as set out in the Announcement; and (iii) the requirement to carry out a product approval process.

13                        Governing Law

This Agreement and any non-contractual obligations connected with it shall be governed by and construed in accordance with English law.

14                        Jurisdiction

14.1                        Subject to clause14.2, the parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction over any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this Agreement, its subject matter or formation (Proceedings) and irrevocably submit to the jurisdiction of the courts of England and Wales.

14.2                        Notwithstanding the provisions of clause 14.1, in the event that the Bank or its Indemnified Persons becomes subject to any action or proceedings relating to or connected with this Agreement, or arising out of or in connection with the Placing and/or Admission, brought by a third party (the Foreign Proceedings) in the courts of any country other than England and Wales (the Foreign Jurisdiction), such Indemnified Person shall be entitled, without objection by the Company or the Directors:

(a)                                 to join the Company, the Directors and/or any other person to the Foreign Proceedings; and/or

(b)                                 to bring separate proceedings for any breach of this Agreement against the Company, the Directors and/or any other person in the Foreign Jurisdiction (Separate Proceedings), provided that such Separate Proceedings arise out of or are connected with the subject matter of the Foreign Proceedings.

14.3                        The Company irrevocably:

(a)                                 waives any objection to any such Foreign Proceedings, Foreign Jurisdiction or Separate Proceedings on grounds of inconvenient forum or otherwise; and

(b)                                 agrees that a judgment or order of any court relating to or connected with this Agreement shall be final and binding on them and may be enforced against them in the courts of any other jurisdiction..

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

Warranties

1                               The Issue Documents

1.1                               All statements of fact in the Issue Documents are true and accurate and not misleading. All statements, forecasts, estimates and expressions of opinion, belief, intention and expectation contained in the Issue Documents are fairly and honestly given, expressed or held and have been made on reasonable grounds after due and proper consideration and are reasonably based on facts known to the Company.

1.2                               The Company is not aware of any facts which are not disclosed in the Issue Documents and which by their omission would or might reasonably be considered to:

(a)                                 be likely to render the information contained therein misleading in the context of (i) each Issue Document as a whole and (ii) the Issue Documents when taken together; or

(b)                                 make any statement therein (whether of fact or opinion) inaccurate or misleading in any respect; or

(c)                                  invalidate or qualify in any respect any assumption made in support of any statement therein (whether of fact or opinion); or

(d)                                 be material for disclosure to the Bank in relation to the Placing.

1.3                               The Press Announcement contains all information required by FSMA, the FS Act, the AIM Companies Rules, MAR and all other relevant statutes and regulations.

1.4                               The Draft Circular contains all information required by FSMA, the FS Act, the AIM Companies Rules, MAR and all other relevant statutes and regulations.

1.5                               The statistical, industry and market related data and information included in the Issue Documents is based on, or derived from, sources which are, so far as the Company is aware, reputable and accurate industry sources and all such data and information has been accurately reproduced and, so far as the Company is aware and is able to ascertain from the relevant sources, no facts have been omitted which would render such data or information inaccurate or misleading.

2                               Verification Notes

2.1                               The information, materials and assertions expressed in the Verification Notes have been provided with due care and attention and in good faith and have been prepared and given by persons reasonably believed by the Company to have the knowledge and responsibility to enable them properly to provide such information, materials and assertions.

2.2                               As far as the Company is aware, all statements of fact in the Verification Notes are true and accurate in all material respects and none is by itself or by omission misleading in any respect. All expressions of opinion, intention or expectation contained in the Verification Notes are truly and honestly held and have been made on reasonable grounds after due and careful enquiry.

3                               Disclosure

3.1                               As far as the Company is aware, all factual information contained in the Applications for Admission, the Bring Down Responses and the certificates from the Company in the form set out in Schedule 3 was when given and remains true, accurate and not incomplete in all material respects and not misleading in any respect and all statements, forecasts, estimates and expressions of opinion, belief, intention and expectation so supplied are fairly and honestly given, expressed or held and have been made on reasonable grounds after due and proper consideration and are reasonably based on facts known to the Company. The pro forma financial information included in the Issue Documents has been duly and carefully prepared after due and proper consideration.

3.2                               So far as the Company is aware, there is no information other than that contained in the Press Announcement which the Company is required by the AIM Companies Rules, MAR, the FS Act or FSMA to publish, whether to correct a misleading impression as to the market in or the price or value of the Ordinary Shares or to avoid behaviour which could constitute market abuse (within the meaning of Articles 14 or 15 of MAR) or which is otherwise relevant to the FCA and the London Stock Exchange in considering the Applications for Admission.

3.3                               The Press Announcement contains, at the time of publication of the Press Announcement, all the previously unpublished price sensitive information (as such term is defined in the AIM Companies Rules) that was in the possession of the Company or any of the Directors.

3.4                               So far as the Company is aware, (i) all statements of fact contained in the Accounts and the Recent Disclosure Documents which are material in the context of the Placing were when made and remain at the date hereof, true and accurate and not misleading and (ii) all statements, forecasts, estimates and expression of opinion, belief, intention and expectation contained in the Accounts and Recent Disclosure Documents which are material in the context of the Placing were when made and remain fairly and honestly given, expressed or held and were made on reasonable grounds after due and proper consideration and were reasonably based on facts known to the Company and none of such statements were or are rendered inaccurate or misleading in the context of the Placing by the omission of any fact or matter.

3.5                               So far as the Company is aware, the Recent Disclosure Documents, at the time of publication by the Company, complied with all relevant requirements of FSMA, the FS Act, MAR (including the Disclosure Requirements) the AIM Companies Rules, the City Code and all other relevant statutes and regulations.

3.6                               The Company is not aware of any circumstances now subsisting or proposed or likely to come about which are not disclosed in the Press Announcement, the Accounts or the Recent Disclosure Documents and which are likely to lead to any obligation for the Company to make any announcement pursuant to FSMA, the FS Act, MAR (including the Disclosure Requirements), the AIM Companies Rules or the City Code within a period of 180 calendar days from the date hereof.

4                               Financial Record

4.1                               Since the Accounts Date, there has been no significant change in the financial or trading position of the Company or the Group and no Material Adverse Change (whether or not covered by insurance).

4.2                               The Accounts:

(a)                                 have been prepared in accordance with the historical cost convention, all relevant Statements of Standard Accounting Practice and Financial Reporting Standards issued by the Institute of Chartered Accountants in England and Wales and generally accepted United Kingdom accounting principles, practices and standards consistently applied in conformity with the International Financial Reporting Standards approved by the International Accounting Standards Board on a consistent basis throughout the periods disclosed and without limitation comply with the CA 2006; and

(b)                                 give a true and fair view of the state of affairs of the Group as at the end of each of the relevant financial periods and of the profit or loss and cashflow for such periods.

4.3                               No Group Company had at the Accounts Date any material liability (whether actual, deferred, contingent or disputed) or commitment which, in accordance with generally accepted accounting principles and practice (on the basis on which the Accounts have been prepared) should have been disclosed or provided for in the Accounts and which have not been so disclosed or provided for.

4.4                               Proper provision or, as appropriate, disclosure in accordance with generally accepted accounting principles and practice (on the basis on which the Accounts have been prepared) has been made for taxation payable by the Group.

4.5                               The unaudited consolidated interim results of the Group for the six months ended 30 September 2019 present fairly the financial position of the Group for that period and were prepared with all reasonable care after making due and careful enquiry and were properly compiled on a basis consistent with the accounting policies and principles applied in the preparation of the Accounts.

4.6                               The profits of the Group for the year ended on the Accounts Date have not resulted to a material extent from inconsistencies of accounting practice, the inclusion of non-recurring items of income or expenditure, transactions entered into otherwise than on normal commercial terms or any other factors rendering such profits for all or any of such periods abnormally high or low.

5                               Current financial period

5.1                               Since the Accounts Date and save as publicly disclosed through a Regulatory Information Service or in the Press Announcement or the Recent Disclosure Documents:

(a)                                 the Group has carried on business in the ordinary and usual course and there has been no material depletion in the net assets of the Group;

(b)                                 no member of the Group has acquired or disposed of or agreed to acquire or dispose of any business, company or asset or assumed or acquired any liability (including any contingent liability) other than in the ordinary and usual course of trading;

(c)                                  no member of the Group has entered into any contract or commitment of an unusual or onerous nature or which could involve an obligation of a material nature or magnitude which is material;

(d)                                 no material contract (including contracts entered into in the ordinary course of business) to which any Group Company is a party has been terminated or, which falling due for renewal, has not been renewed, and no Group Company has received written notice or is otherwise aware that any such contract will be terminated or not renewed when due for renewal;

(e)                                  no dividend or other distribution (as defined by section 1000 Corporation Tax Act 2010) has been, or is treated as having been, declared, made or paid by any member of the Group;

(f)                                   the Company has not incurred any material liability for taxation of whatsoever nature otherwise than in the ordinary and usual course of business and no Group Company has been involved in any transaction which has resulted in or could result in any liability for taxation otherwise than in the ordinary and usual course of trading; and

(g)                                  so far as the Company is aware no matter or event has arisen or has come to light which would require the Group to make a provision in respect thereof.

5.2                               The Company does not have any off balance sheet financing, investment or liability material for disclosure in the Press Announcement.

6                               Financial position and prospects procedures

6.1                               The Directors have established procedures which provide a reasonable basis for them to make proper judgements on an ongoing basis as to the financial position and prospects of the Group.

6.2                               Each Group Company maintains a system of internal financial and accounting controls sufficient to provide reasonable assurances that, in respect of each Group Company:

(a)                                 transactions are executed in accordance with management’s general or specific authorisation;

(b)                                 transactions are recorded as necessary to permit preparation of complete and accurate returns and reports to regulatory bodies as and when required by them and financial statements in accordance with the International Financial Reporting Standards approved by the International Accounting Standards Board and to maintain accountability for assets;

(c)                                  access to assets is permitted only in accordance with management’s general or specific authorisation; and

(d)                                 the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

6.3                               There are no and there have been no weaknesses in the Company’s internal control over financial reporting of the Company or the Group and no change in the Company’s internal control over financial reporting of the Company or the Group is contemplated or has occurred which has or would be reasonably likely to materially affect the Company’s internal control over financial reporting of the Company. There is no, and there has been no, fraud that involves any member of management or any other employee of the Company or any member of the Group.

7                               Corporate Governance

7.1                               The Company has established, and the Directors have adopted procedures which are designed to enable (and which, at the current time, are expected to continue to enable) the Company to ensure compliance with its share dealing code and the QCA Code on an ongoing basis.

7.2                               The Directors have in place sufficient procedures, resources and controls which are designed to enable (and which, at the current time, are expected to continue to enable) the Company to comply with the AIM Companies Rules and MAR on an ongoing basis.

8                               Working capital

8.1                               The working capital available to the Company is sufficient for the Company’s present requirements, being the period of 18 months following the date of the Press Announcement.

9                               Arm’s length transactions

9.1                               No relationship, transaction or indebtedness exists between or among the Company or any other Group Company, on the one hand, and any other person, on the other hand, that would be required to be disclosed pursuant to applicable law and has not been so disclosed.

9.2                               All transactions between each Group Company and any third party have been (and remain) on arm’s length terms.

9.3                               Save as disclosed via a Regulatory Information Service, the Company has not entered into any related party transaction (within the meaning set out in the International Financial Reporting Standards or the AIM Rules for Companies).

10                        Term loans and overdraft facilities

All of the Group’s outstanding term loans and overdraft facilities are in full force and effect. No event has occurred or, so far as the Company is aware, is likely to occur which (with the giving of notice or the lapse of time or both or the making of any relevant determination by any bank) may cause any such loan, facility or any other indebtedness of any Group Company to be repayable in whole or in part prior to its stated date of maturity or cause the relevant bank’s commitment thereunder to be cancelled or reduced or permit the lender to require security therefor. All undrawn amounts under such loans and facilities are capable of drawdown and all conditions precedent to such drawdown have been met or can be met by the Company during the period of 18 months from the date hereof. There is nothing known to the Company which would give cause to believe that repayment might be demanded under such facilities or that any undrawn amount thereof might not be available for drawing.

11                        No default or breach

11.1                        The Company is not aware of the invalidity of or grounds for rescission, avoidance or repudiation of any agreement or other transaction to which any Group Company is a party which is material to the business and/or financial position of any Group Company, and no Group

Company has received notice of any intention to terminate any such agreement or repudiate or disclaim any such transaction.

11.2                        No event has occurred, is subsisting or, so far as the Company is aware, is likely to occur which constitutes or results in or would, with the giving of notice and/or lapse of time and/or the satisfaction of any other conditions, constitute or result in a default or termination event or the acceleration or breach of any obligation, or the creation of any security interest or encumbrance over the Group’s assets, under any agreement, instrument or arrangement to which any member of the Group is a party or by which it or any of its properties, revenues or assets are bound and which would in any such case have a material adverse effect on the businesses, assets, financial or trading position or prospects of the Group.

11.3                        So far as the Company is aware, the Placing, First Admission and Second Admission will not result in any material breach of any agreement or arrangement to which any Group Company is a party or by which such company or any of its property is bound and will not, to any material extent, exceed or infringe any restrictions or the terms of any contract, obligation or commitment by or binding on any Group Company, or result in the imposition or variation of any rights or obligations of any Group Company.

11.4                        Neither the creation, allotment and issue of the New Ordinary Shares nor the Placing and its associated transactions nor the performance of this Agreement by the Company will infringe or exceed any borrowing limits, powers or restrictions of, or the terms of any contract, indenture, security obligation, commitment, applicable law, regulation or arrangement binding on any member of the Group.

12                        Tax

12.1                        Each Group Company has duly within any applicable time limit made all returns and computations, given all notices and supplied all other material information required by law to be supplied to any Taxation Authority and all such information was when given and, so far as the Company is aware, remains true and accurate in all material respects and was made on a proper basis and there are no outstanding Taxation matters which are or, so far as the Company is aware, are likely to become the subject of dispute with any Taxation Authority and which would or might be material to the Group.

12.2                        No Group Company is or is likely to be subject to a material liability to a Taxation Authority, as a result of the Placing and no Group Company has received any written assessment or other notification from any Taxation Authority in respect of the same.

12.3                        Each Group Company has duly paid all material Taxation for which a liability and the due date for payment of such liability has arisen.

12.4                        The Company does not have, or will not have at each Admission, an outstanding entitlement to make:

(a)                                 any claim or election for relief Taxation in respect of any transactions outside the ordinary course of its business;

(b)                                 any election for an alternative basis or method of Taxation;

(c)                                  any appeal against any assessment to Taxation; or

(d)                                 any application for postponement of Taxation.

12.5                        So far as the Company is aware, no Transfer Duty will be payable by or on behalf of the Bank, or any subscriber for Placing Shares procured by the Bank, as a result of the issue or delivery of, or any agreement to issue or deliver, any Placing Shares to or for the respective accounts of the Bank or subscriber for such Placing Shares pursuant to the Placing or any other arrangement provided for in this Agreement.

12.6                        Each Group Company is and has at all times been resident for Taxation purposes in its place of incorporation and is not and, so far as the Company is aware, has not been treated as resident in any other jurisdiction for any Taxation purpose and has not been subject to Taxation in any other jurisdiction.

13                        Insolvency

13.1                        No Group Company has taken any action nor have any other steps been taken or legal proceedings started or threatened against any Group Company for its winding-up or dissolution or any analogous proceedings in any jurisdiction or for it to enter into any arrangement or composition for the benefit of creditors, or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or any of its properties, revenues or assets. There is no unfulfilled or unsatisfied judgment or court order outstanding against any Group Company.

13.2                        No Group Company is insolvent or unable to pay its debts as they fall due.

14                        Litigation

No Group Company nor, as far as the Company is aware, any Director, nor any other person for whom the Group is or may be vicariously liable, has any claim outstanding against them or is engaged in any litigation or arbitration, prosecution or other proceedings or governmental, regulatory or official investigation or inquiry which individually or collectively is of material importance to the Group and so far as the Directors are aware, no such litigation, arbitration, prosecution or other proceedings or governmental or official investigation or inquiry are threatened or pending nor are there any circumstances which are likely to give rise to any of the same.

15                        Pensions

15.1                        There are no material liabilities associated with or arising from the Company or any other Group Company participating in, or contributing to, either currently or in the past, any retirement benefits scheme or arrangement (occupational or personal) which are not funded, insured or provided for on a generally accepted basis either through a separate trust, insurance policy or provision in the accounts of the relevant Group Company and no such liability is likely to arise.

15.2                        All amounts due to the trustees of each of the pension schemes operated by the Company and to any insurance company in connection with any such pension schemes have been paid

16                        Employment

No material employment problem, dispute, slowdown, work stoppage or disturbance involving the employees of the Company or any other Group Company exists or, so far as the Directors are aware, is imminent and the Directors are not aware of any existing or imminent material employment disturbance by the employees of any principal supplier to (or customer or contractor of) the Company or any other Group Company.

17                        Insurance

17.1                        The Group is insured to adequate levels and on appropriate terms against all risks commonly insured against and/or required to be insured against by persons carrying on the same or similar business as that carried on by any Group Company and against all risks against which a Group Company might reasonably be expected to insure in the particular circumstances of the business carried on by it. So far as the Company is aware, all such insurances are in full force and effect and not void or voidable and there is no material insurance claim pending, threatened or outstanding against any Group Company and all premiums due in respect of all insurances have been duly paid. Each Group Company has the full benefit of the cover offered by each of the insurances.

17.2                        So far as the Company is aware, there are no circumstances which would or might entice any Group Company to make a claim under any of the insurances maintained by the Group or which should be notified to the insurers under any of such insurances.

18                        Licences and other legal requirements

18.1                        The Group holds all material licences, permissions, authorisations, approvals and consents required for the carrying on of its business and, so far as the Company is aware, such licences, permissions, authorisations, approvals and consents are in full force and effect and there are no circumstances which indicate that any of such licences, permissions, authorisations, approvals or consents may be revoked or not renewed, in whole or in part, in the ordinary course of events and each Group Company has complied in all material respects with all legal and other requirements which are applicable to its business.

18.2                        The transactions described in this Agreement, including the Placing and each Admission, will not require the Company to obtain any licences, permissions, authorisations, approvals or consents which it does not already hold in full force and effect.

19                        Competition law

19.1                        Neither the Company nor any other Group Company has engaged in price exchange, price fixing or other comparable anti-competitive practices.

19.2                        No Group Company is a party to any agreement, arrangement or concerted practice or is carrying on any practice which in whole or in part contravenes or is invalidated by any anti-trust, anti-monopoly, competition, fair trading, consumer protection or similar legislation or regulation in any jurisdiction where any Group Company has assets or carries on business or in respect of which any filing, registration or notification is required pursuant to such legislation (whether or not the same has in fact been made).

20                        Business practices

20.1                        Neither the Company nor any other Group Company nor, as far as the Company is aware, any of their respective associates, Affiliates or Associated Persons is aware of or has taken any action, directly or indirectly, that could result in a violation by such persons of any Anti-Corruption Laws and the Company, each other Group Company and, as far as the Company is aware, their respective associates, Affiliates and Associated Persons have conducted their business in accordance with Anti-Corruption Laws.

20.2                        Neither the Company nor any other Group Company nor, as far as the Company is aware, any of their respective associates, Affiliates or Associated Persons is the subject of any investigation, inquiry, claim or enforcement proceedings regarding any offence or alleged offence under any Anti-Corruption Laws by any authority responsible for investigating potential violations of or otherwise enforcing Anti-Corruption Laws, and no such investigation, inquiry, claim or enforcement proceedings is threatened or, so far as the Company is aware, pending.

20.3                        The Group has in place policies, procedures and systems designed to ensure (and which, at the current time, are reasonably expected to continue to ensure) compliance by the Company, each other Group Company and their respective associates, Affiliates and Associated Persons with applicable Anti-Corruption Laws (Adequate Procedures) and regularly monitors and reviews such Adequate Procedures and compliance therewith. The Company is not aware of any violation by the Company, any other Group Company or any of their respective associates, Affiliates or Associated Persons of the Group’s Adequate Procedures.

20.4                        Neither the Company nor any other Group Company nor, so far as the Company is aware, any of their respective associates or Affiliates nor any of its or their respective directors, officers, agents or employees nor any person acting on behalf of any of them is, or is owned or controlled by individuals or entities that are:

(a)                                 the subject of any Sanctions Laws and Regulations; or

(b)                                 located, organised or resident in a country or territory that is the subject of Sanctions Laws and Regulations (including, without limitation, Cuba, Iran, North Korea, Sudan and Syria).

20.5                        The operations of the Company, each other Group Company and, as far as the Company is aware, their respective Affiliates are and have been conducted at all times in material compliance with the applicable money laundering statutes of all jurisdictions in which it or they conduct their operations, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency in such jurisdictions (collectively, the Money Laundering Laws) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company, any Group Company or, as far as the Company is aware, any of their respective Affiliates with respect to the Money Laundering Laws is pending or, so far as the Company is aware, threatened.

20.6                        Each Group Company has conducted its business in accordance with all applicable laws and regulations of the United Kingdom and of all relevant foreign jurisdictions or authorities and there is no order, decree or judgment of any court or any governmental or other competent authority or agency of the United Kingdom or any foreign jurisdiction outstanding against any Group Company or, so far as the Company is aware, any person for whose acts any Group Company is vicariously liable which is material in the context of the Group or adversely affects or is likely to have any material adverse effect on the financial position of any Group Company.

20.7                        Each Group Company has implemented and maintains reasonable “prevention procedures” designed to prevent persons associated with the relevant Group Company from committing tax evasion facilitation for the purposes of the defence in section 45(2) and section 46(3) of the Criminal Finances Act 2017.

21                        Environmental Law

21.1                        Neither the Company nor any Group Company is in material violation of any applicable statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, Hazardous Materials) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively Environmental Laws).

21.2                        The Company and each Group Company has all material permits, authorisations and approvals required under any applicable Environmental Laws and are each in material compliance with their requirements.

21.3                        So far as the Company is aware, there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any Group Company.

21.4                        There are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any Group Company relating to Hazardous Materials or Environmental Laws.

22                        Intellectual property

Each Group Company has taken all steps reasonably necessary to protect all patents, registered designs, trade marks and service marks, trade names, copyright, confidential information, design rights and all similar property rights (Intellectual Property Rights) currently used by the Group which are material to its business and there are no facts or circumstances known to any Group Company which would preclude any Group Company from registering such Intellectual Property Rights. All material agreements whereby the Group is authorised to use any Intellectual Property Rights belonging to a third party or where it authorises a third party to use its proprietary Intellectual Property Rights are in full force and effect and all fees and royalties due thereunder have been paid. No event has occurred or, so far as the Company is aware, is about to occur which would or could entitle any third party to terminate such agreements prematurely nor, so far as the Company is aware, has there been any infringement by the Company of Intellectual Property Rights held by third parties or any infringement by third parties of Intellectual Property Rights owned by the Group which would have a material adverse effect on the business, assets or prospects of the Group.

23                        Information technology

23.1                        All the IT Systems and business records used or required for use by the Group are recorded, stored, maintained or operated or otherwise held and owned by Group Companies and are not dependent on any facilities or systems which are not under the exclusive ownership or control of the Group.

23.2                        There have been no material failures of any part of the IT Systems in the 24 months prior to the date of this Agreement and the Group has, in accordance with best industry practice, taken precautions to preserve the availability, security and integrity of the IT Systems, including in the event of any failure in the IT Systems.

24                        Data protection

The Group compiles in all material respects with all applicable data protection laws, guidelines and industry standards. Neither the Company nor any other Group Company has received any notice or allegation from a competent authority alleging that the Group has not complied with applicable data protection laws, guidelines and industry standards. No individual has claimed, and, so far as the Company is aware, no grounds exist for an individual to claim, compensation from the Group for breaches of applicable data protection laws.

25                        Properties

25.1                        The Company and each other Group Company has good and marketable title to all real property owned by them and good title to all other properties owned by them, in each case free and clear of all mortgages, pledges, liens, security interest, restrictions or encumbrances of any kind except such as: (i) do not materially interfere with the use made and proposed to be made of such property by the Company or relevant Group Company; or (ii) are not, individually or in aggregate, material.

25.2                        Any real property and buildings held under lease by the Company or any other Group Company are held by them under valid, subsisting and enforceable leases with such exceptions as are not, individually or in the aggregate, material and do not interfere with the use made and proposed to be made of such property and buildings by the Company or relevant Group Company.

26                        Assets

26.1                        All of the assets owned by the Company or any other Group Company, or in respect of which any of them has a right of use, are in its possession or under its control (save to the extent as would not, individually or in the aggregate, be material). Where any assets are used but not owned by the Company or any other Group Company, or any facilities or services are provided to the Company or any other Group Company by any third party, there has not occurred any event of default or any other event or circumstance which may entitle any third party to terminate any agreement or licence in respect of the provision of such facilities or services (or any event or circumstance which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute such an event or circumstance), save to the extent as would not, individually or in the aggregate, be material.

26.2                        The assets owned or used by the Company and each other Group Company include all rights, properties, assets, facilities and services necessary for carrying on the business of that Group Company in the manner in which it is currently carried on and proposed to be carried on.

27                        The Acquisition

27.1                        There is no agreement, arrangement or understanding in relation to the Acquisition to which any Group Company is a party other than the Acquisition Agreement (and the agreements and documents referred to therein).

27.2                        The Acquisition Agreement is valid and binding on the Company and so far as the Company is aware, the Target, in accordance with its terms.

27.3                        The Company has power under its Articles of Association to enter into and perform the Acquisition Agreement without any sanction or consent by members of the Company or any class of them, and all other authorisations and board approvals required by the Company in order to enter into the Acquisition Agreement have been obtained and remain in full force and effect.

27.4                        The Company is not aware of any matter or circumstance which is likely to cause the consents, variations, novations or other agreements of any person, group of persons, governmental or regulatory authority or agency which are required to enable completion of the Acquisition Agreement and its associated transactions not to have been unconditionally and irrevocably obtained prior to or at the time of completion of the Acquisition.

27.5                        So far as the Company is aware, no event has occurred and is subsisting or is about to occur which constitutes or would constitute a material breach or material default under, or result in the acceleration by reason of material breach or material default, of any obligations under the Acquisition Agreement (or the agreements and documents referred to therein).

27.6                        So far as the Company is aware, the terms of the Acquisition Agreement have been duly complied with in all respects by each party thereto and there are no existing circumstances giving rise to an entitlement to make any claim pursuant to the Acquisition Agreement (or the agreements and documents referred to therein).

27.7                        The Company is not aware of any breach of any of the representations, warranties or undertakings set out in the Acquisition Agreement (or any of the agreements and documents referred to therein) or any other matter or circumstances which may give rise to a right of termination of the Acquisition Agreement for any of the parties thereto, in each case whether arising prior to, on or following each Admission.

27.8                        The Company is not aware of any matter or circumstance now existing which is likely to cause the conditions in the Acquisition Agreement not to be satisfied by the date and/or times specified in the Acquisition Agreement.

27.9                        So far as the Company is aware, all statements of fact and financial information contained in the Due Diligence Reports which are material in the context of the Placing are true and accurate in all material respects and not misleading and, so far as the Company is aware, no fact has been omitted from the Due Diligence Reports which would make any material statement of fact in the Due Diligence Reports misleading and which would be material in the context of the Placing.

28                        Ordinary Shares

28.1                        All sums due in respect of the issued share capital of each Group Company have been paid to and received by such Group Company and there are in force no options or other agreements which call for the issue of, or afford to any person the right to call for the issue of, any shares or other securities of any member of the Group.

28.2                        None of the owners or holders of any of the share capital of any Group Company has or will have after First Admission or Second Admission any rights, in their capacity as such, in relation to the Group other than as set out in the Articles of Association of such Group Company.

28.3                        Compliance has been made with all legal requirements in connection with the formation of each Group Company and all issues and grants of shares, debentures, notes, mortgages or other securities of a Group Company.

28.4                        The Ordinary Shares are, and will immediately following Admission remain, a participating security (as defined in the CREST Regulations) in CREST.

28.5                        The allotment and issue of the First Placing Shares and First Admission will not and, in respect of the Second Placing (subject to the Resolutions being passed) the allotment and issue of the Second Placing Shares and Second Admission will not, infringe any limits, powers or restrictions to which the Company is subject or the terms of any contract, obligation or commitment whatsoever of the Company nor give rise to any obligation or commitment whatsoever of the Company which is inconsistent with the acquisition by any allottee or subscriber of valid unencumbered title to the New Ordinary Shares or any of them.

28.6                        The Placing does not require a prospectus to be published pursuant to the Prospectus Rules.

28.7                        Except for the admission of Ordinary Shares in respect of the Placing, no Ordinary Shares have been admitted to trading on AIM in the 12 month period prior to Second Admission which have not been admitted to trading pursuant to one of the exemptions set out in the Prospectus Regulation.

28.8                        The issued share capital of the Company has been duly and validly authorised (if so required) and issued, has been issued fully paid and is free of all pre-emptive rights or other material rights or restrictions.

28.9                        The issue of the New Ordinary Shares immediately prior to First Admission and, subject to the Resolutions being passed, immediately prior to Second Admission are not subject to any pre-emptive or similar rights of any holders of outstanding shares in the capital of the Company, except to the extent that such rights have been validly waived, complied with or disapplied.

29                        Capacity

29.1                        The Company has been duly incorporated and is validly existing as a public limited company under the laws of England and Wales with registered number 01401155. Each other member of the Group has been duly incorporated and validly exists as a body corporate under the laws of its jurisdiction of incorporation.

29.2                        The Company has power under its Articles of Association and resolutions passed at general meeting (and, in respect of the Second Placing Shares only, subject to the passing of the Resolutions) to create, allot and issue the New Ordinary Shares and to effect the Placing in the manner proposed, to pay the commissions, fees and expenses provided for in this Agreement and to enter into and perform this Agreement without any sanction or consent by members of the Company or any class of them, and all other authorisations, approvals, consents and licences required in order to issue the New Ordinary Shares, effect the Placing and enter into this Agreement have been obtained and remain in full force and effect.

29.3                        This Agreement and each agreement referred to in it to which the Company is expressed to be a party (including the Acquisition Agreement) has been duly authorised, executed and delivered by the Company and, assuming due execution by the other parties hereto or thereto (as the case may be), is a valid, binding and enforceable agreement of the Company in accordance with its terms, subject to insolvency laws.

29.4                        The information in Schedule 5 relating to the Company’s share capital is correct.

30                        Records and filings

30.1                        The register of members and other statutory books and the register of members of each Group Company have been properly kept and no notice or allegation that any of the same is incorrect or should be rectified has been received.

30.2                        All returns and particulars, resolutions and other documents required to be filed with or delivered to the Registrar of Companies or any analogous registry or authority in each Group Company’s relevant jurisdiction of incorporation have been properly and correctly made up and duly filed or delivered by or on behalf of each Group Company.

31                        Compliance with securities laws

31.1                        The Placing and the issue of the Issue Documents in the manner contemplated by this Agreement, will comply with the CA 2006, FSMA, the FS Act, MAR (including the Disclosure Requirements), the Rules and Regulations of the London Stock Exchange, the AIM Companies Rules and all other applicable laws, rules and regulations of the United Kingdom and elsewhere.

31.2                        Neither the Company nor any other Group Company has, directly or indirectly in relation to the Placing or otherwise to the extent it is material, done any act or engaged in any course of conduct in breach of section 89, 90 or 91 of the FS Act or constituting insider dealing, unlawful disclosure of inside information or market manipulation under Articles 14 or 15 of MAR, in each case including any regulations made pursuant thereto, or the equivalent provisions under the securities laws applicable in any other relevant jurisdiction nor, so far as the Directors are aware, has any person acting on behalf of the Company or any other Group Company (other than the Bank and its Affiliates, as to whom no warranty, representation or undertaking is made) done any act engaged in any course of conduct as described above.

32                        US securities laws

32.1                        Neither the Company nor any of its affiliates (as defined in Rule 405 under the Securities Act) nor any person acting on its or their behalf, directly or indirectly, has offered or sold or solicited an offer to subscribe for or purchase, or will offer or sell or solicit an offer to subscribe for or purchase, any New Ordinary Shares except outside the United States in “offshore transactions” within the meaning of and pursuant to Regulation S.

32.2                        Neither the Company nor any of its affiliates (as defined in Rule 405 under the Securities Act) nor any person acting on its or their behalf has made or will make, directly or indirectly, offers or sales of any securities, or has solicited or will solicit offers to buy, or otherwise has negotiated or will negotiate in respect of, any security of the same or similar class as the New Ordinary

Shares, in circumstances that would require the registration of the New Ordinary Shares under the Securities Act.

32.3                        Neither the Company nor any of its affiliates (as defined in Rule 405 under the Securities Act), nor any person acting on its or their behalf has taken or will take, directly or indirectly, any action designed to cause or result in, or that has constituted or which might reasonably be expected to cause or result in, the stabilisation in violation of applicable laws or manipulation of the price of any security of the Company to facilitate the sale or resale of the New Ordinary Shares.

32.4                        The Company is not, and as a result of the offer and sale of the New Ordinary Shares contemplated in this Agreement and the application of the proceeds thereof will not be, an investment company under, and as such term is defined in, the US Investment Company Act of 1940, as amended.

32.5                        The Company is not, and does not intend to become, as a result of the receipt and application of the proceeds of the sale of the New Ordinary Shares, a passive foreign investment company within the meaning of Section 1296 of the US Internal Revenue Code of 1986.

32.6                        The Company is a foreign issuer (as such term is defined in Regulation S) which reasonably believes that there is no substantial US market interest (as such term is defined in Regulation S) in its equity securities or in any securities of the same class as the New Ordinary Shares.

32.7                        Neither the Company nor any of its affiliates (as defined in Rule 405 under the Securities Act), nor any person acting on its or their behalf has engaged, directly or indirectly, in any directed selling efforts in connection with any offer or sale of the New Ordinary Shares.

32.8                        Neither the Company nor any of its affiliates (as defined in Rule 405 under the Securities Act), nor any person acting on its or their behalf has engaged, directly or indirectly, in any form of general solicitation or general advertising in the United States in connection with any offer or sale the New Ordinary Shares.

Schedule 2

Documents for delivery

Part A — Delivery on the date of this Agreement

1                                         A copy of the Press Announcement initialled for identification purposes by or on behalf of a Director or the company secretary.

2                                         A copy of the Investor Presentation initialled for identification purposes by or on behalf of a Director or the company secretary.

3                                         A copy of the Draft Circular.

4                                         A copy of each of the Irrevocable Undertakings, duly executed by the relevant Director.

5                                         A copy (with a certificated copy to follow as soon as reasonably practicable) of the minutes of the meeting of the board of Directors of the Company (or a duly authorised committee thereof) duly signed on behalf of the Company inter alia approving the Press Announcement, the Circular, the Acquisition Agreement and the other documents referred to in this Agreement, authorising the steps to be taken in connection with the Issue and the Acquisition, including the execution of this Agreement.

6                                         A copy (with a certificated copy to follow as soon as reasonably practicable) of the minutes of the board of Directors of the Company appointing any committee as referred to in paragraph 5 above.

7                                         A copy of the Verification Notes in respect of the Investor Presentation, Press Announcement and the Draft Circular signed by the Company, together with copies of the annexures to such Verification Notes.

8                                         A copy (with an original to follow as soon as reasonably practicable) of each of the powers of attorney pursuant to which any party executes this Agreement (if any).

9                                         A copy of the fully executed (or, if the foregoing has not yet been executed, the final form) Acquisition Agreement.

10                                  A copy of the final Due Diligence Reports.

Part B — Delivery of documents on the date of closing of the Bookbuild

1                                         A copy (with an original to follow as soon as reasonably practicable) of the Terms of Sale in respect of the Placing, duly signed by a Director, to be delivered in accordance with the terms of this Agreement.

2                                         A copy of the final Placing Results Announcement, initialled by or on behalf of a Director for the purposes of identification.

3                                         A copy of the Verification Notes in respect of the Placing Results Announcement (if any) signed by the Company, together with copies of the annexures to such Verification Notes.

4                                         A copy of the Applications for Admission in respect of First Admission signed by a duly authorised officer of the Company.

Part C — Documents to be delivered on the date of publication of the Circular

1                                         A copy of the final Circular initialled for identification purposes by or on behalf of a Director or the company secretary.

2                                         A copy of the Verification Notes in respect of the final Circular signed by the Company, together with copies of the annexures to such Verification Notes.

3                                         A copy (with an original to follow as soon as reasonably practicable) of the certificate in the form set out in Schedule 3 signed by a Director of the Company.

4                                         A copy of the fully executed Acquisition Agreement (to the extent not already delivered on the date of this Agreement).

Part D — Documents to be delivered on the date of First Admission

1                                         A copy (with an original to follow as soon as reasonably practicable) of the certificate in the form set out in Schedule 3 signed by a Director of the Company.

2                                         A copy (with a certified copy to follow as soon as reasonably practicable) of the minutes of the meeting of the board of Directors of the Company (or a duly authorised committee thereof) duly signed on behalf of the Company authorising the steps to be taken in connection with First Admission including the provision to the Bank of the certificate in the form set out in Schedule 3 and allotting the First Placing Shares conditional only on First Admission.

3                                         A copy (with a certified copy to follow as soon as reasonably practicable) of the minutes of the board of Directors of the Company appointing any committee as referred to in paragraph 3 above.

Part E — Documents to be delivered on the date of the General Meeting

1                                         A copy (with an original to follow as soon as reasonably practicable) of the certificate in the form set out in Schedule 3 signed by a Director of the Company.

2                                         A copy (with a certified copy to follow as soon as reasonably practicable) of the minutes of the meeting of the board of Directors of the Company (or a duly authorised committee thereof) duly signed on behalf of the Company authorising the provision to the Bank of the certificates in the form set out in Schedule 3.

3                                         A copy (with a certified copy to follow as soon as reasonably practicable) of the minutes of the board of Directors of the Company appointing any committee as referred to in paragraph 2 above.

4                                         A copy (with a certified copy to follow as soon as reasonably practicable) of the minutes of the General Meeting.

5                                         A copy (with a certified copy to follow as soon as reasonably practicable) of the Resolutions passed at the General Meeting.

6                                         A copy of the announcement of the results of the General Meeting.

7                                         A copy of the Applications for Admission in respect of Second Admission signed by a duly authorised officer of the Company.

Part F — Documents to be delivered on the date of Second Admission

1                                         A copy (with an original to follow as soon as reasonably practicable) of the certificate in the form set out in Schedule 3 signed by a Director of the Company.

2                                         A copy (with a certified copy to follow as soon as reasonably practicable) of the minutes of the meeting of the board of Directors of the Company (or a duly authorised committee thereof) duly signed on behalf of the Company authorising the steps to be taken in connection with Second Admission including the provision to the Bank of the certificate in the form set out in Schedule 3 and allotting the Second Placing Shares conditional only on Second Admission.

3                                         A copy (with a certified copy to follow as soon as reasonably practicable) of the minutes of the board of Directors of the Company appointing any committee as referred to in paragraph 2 above.

Schedule 3

Form of Certificate

[To be delivered on each date that the warranties are repeated]

[Letterhead of Company]

Canaccord Genuity Limited
88 Wood Street
London EC2V 7QR

For the attention of Bobbie Hilliam	[date]

Dear Sirs

Placing of New Ordinary Shares

We refer to the placing agreement dated [20] January 2020 entered into between us in relation to the Placing (the Placing Agreement). Words and expressions defined in the Placing Agreement have the same meanings when used in this letter.

We have carefully examined the Placing Agreement and we confirm that:

1                                         each of the Conditions that fall to be satisfied prior to the date of this certificate has been fulfilled in accordance with its terms;

2                                         the Company has complied with its obligations under the Placing Agreement to the extent that the same fall to be performed prior to the date of this certificate;

3                                         there has been no Material Adverse Change since the date of the Placing Agreement;

4                                         none of the Warranties was untrue, inaccurate or misleading in any respect at the date of the Placing Agreement or when repeated or has become untrue or inaccurate or misleading in any respect by reference to the facts and circumstances existing at the date of this certificate;

5                                         there has been no significant change affecting any matter contained in the Issue Documents which would make any statement therein untrue or inaccurate in any material respect or misleading in any respect; and

6                                         the Acquisition Agreement is in full force and effect and no right has arisen on the part of the Company to terminate the Acquisition Agreement.

This letter shall be governed by and construed in accordance with English law and is subject to the limitations of liability set out in the Placing Agreement.

Yours faithfully,

Director, duly authorised,
for and on behalf of
IG DESIGN GROUP PLC

Schedule 4

Definitions

Accounts

the audited consolidated report and accounts of the Company for the financial year ended on the Accounts Date including the notes thereto, the Directors’ report and, where relevant, the operating and financial review contained therein

Accounts Date	31 March 2019

Acquisition	the acquisition of all of the shares of the Target by Tom Merger Sub Inc. and the merger of the Target with Tom Merger Sub Inc

Acquisition Agreement	the agreement and plan of merger dated on or around 20 January 2020 and entered into between: (i) the Target; (ii) the Company; (iii) IG Design Group Americas, Inc.; and (iv) Tom Merger Sub Inc.

Acquisition Expenses

all costs, charges and expenses of, or incidental to, the Acquisition, the Company’s properly incurred legal and other professional fees and the Company’s and the Bank’s properly incurred disbursements and expenses (excluding, for the avoidance of doubt, the fees and expenses of the Bank’s advisers (including the Bank’s lawyers))

Admission	First Admission and Second Admission

Affiliates	any person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified

Aggregate Placing Commission	has the meaning given to that term in clause 6.1

AIM	AIM, a market operated by the London Stock Exchange

AIM Companies Rules	the provisions of the AIM Rules for Companies published by the London Stock Exchange (as amended and re-issued from time to time)

Anti-Corruption Laws

any applicable law, rule, regulation or other legally binding measure relating to the prevention of bribery, corruption, fraud or similar related activities in any country, including (without limitation) the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or the Bribery

Act 2010 of the UK

AIM Nomad Rules	the provision of the AIM Rules for Nominated Advisers published by the London Stock Exchange (as amended or reissued from time to time)

AIM Regulation	the AIM Regulation team at the London Stock Exchange

AIM Rules	together the AIM Companies Rules and AIM Nomad Rules

Applications for Admission	the applications to the London Stock Exchange for Admission

Associated Persons

in relation to an organisation, a person (including a director, officer, employee, agent or subsidiary) who performs or has performed services (including within the meaning of section 8 of the Bribery Act 2010 of the UK) for that organisation or on its behalf and in respect of whose actions or inactions the organisation may be liable under Anti-Corruption Laws, including, as appropriate, contractors, sub-contractors, intermediaries, joint ventures and consortium partners

Bookbuild	has the meaning given in clause 4.8

Bring Down	the responses by the Company to the Bank’s bring down questions on or

Responses	prior to the date of this Agreement, the date of First Admission and the date of Second Admission

Business Day	a day not being a Saturday or a Sunday on which banks are open for business in the City of London

CA 2006	the Companies Act 2006 (as amended from time to time)

Circular	the circular to be issued by the Company to Shareholders on or around 21 January 2020 including, inter alia, details of the Placing and the Acquisition

City Code	the City Code on Takeovers and Mergers (as amended from time to time)

Claims	any actual or potential claims, actions, proceedings or investigations (whether by governmental or regulatory bodies or otherwise), demands, judgments or awards

Company’s Solicitors	Mayer Brown International LLP of 201 Bishopsgate, London EC2M 3AF

Conditions	the conditions set out in clause 9.1 and 9.2 of this Agreement

CREST	the relevant system (as defined in the CREST Regulations) of which Euroclear UK & Ireland is the Operator (as defined in the CREST Regulations)

CREST Regulations	the Uncertificated Securities Regulations 2001

Directors	the directors of the Company as at the date of this Agreement

Disclosure Requirements	Articles 17, 18 and 19 of MAR

DGTRs	the disclosure guidance and transparency rules produced by the FCA under Part VI of FSMA and forming part of the FCA’s Handbook of rules and guidance, as amended

Draft Circular	the draft of the Circular dated the date of this Agreement

Due Diligence Reports	the Financial Due Diligence Report and the Legal Due Diligence Report

Engagement Letter	the engagement letter between the Bank and the Company dated 3 December 2019, which supplements the Nominated Adviser Agreement

Euroclear UK & Ireland	Euroclear UK & Ireland Limited, a company incorporated in England and Wales, being the Operator of CREST

FCA	the Financial Conduct Authority

Financial Due Diligence Report	the financial due diligence report prepared by PricewaterhouseCoopers LLP in respect of the Acquisition

First Admission	the admission of the First Placing Shares to trading on AIM becoming effective pursuant to Rule 6 of the AIM Companies Rules

First Increment	Gross Proceeds less any proceeds from Directors or their Nominee up to an amount of £90 million

First Placing Commission

(i) 2.5 per cent. of the amount of First Placing Gross Proceeds up to and including the First Increment; and (ii) 2.0 per cent on the amount of First Placing Gross Proceeds in excess of the First Increment less any proceeds from Directors or their Nominee

First Placing Gross	the product of: (i) the number of First Placing Shares issued by the Company

Proceeds	and subscribed by Placees; and (ii) the Issue Price

First Placing	the placing of the First Placing Shares by the Company in accordance with the terms of this Agreement

First Placing Shares	up to 7,887,347 Ordinary Shares to be issued by the Company pursuant to the First Placing

FS Act	the Financial Services Act 2012

FSMA	the Financial Services and Markets Act 2000

General Meeting	the meeting of the Company, at which the Resolutions will be proposed, to be held at 1.00 p.m. on 11 February 2020, notice of which is contained in the Circular

Gross Proceeds	the product of (i) the number of New Ordinary Shares issued pursuant to the Placing; and (ii) the Issue Price

Group	the Company and its subsidiaries and Group Company means any member of the Group

Holding company

a parent undertaking (as defined by section 1162 CA 2006) or a holding company (as defined by section 1159 CA 2006) and in interpreting those sections for the purposes of this Agreement, a company is to be treated as the holding company or the parent undertaking as the case may be of another company even if its shares in the other company are registered in the name of (i) a nominee, or (ii) any party holding security over those shares, or that secured party’s nominee

Indemnified Person

each and any of the Bank and each of its Affiliates, whether present or future and each of their and the Bank’s respective officers, directors, employees, consultants, controlling persons, shareholders, representatives and agents

Investor Presentation	the presentation slides for use in the Company’s presentation to potential Placees, in the agreed form

Irrevocable Undertakings	the undertakings received from Directors who are also Shareholders to vote in favour of the Resolutions, in the agreed form

Issue	the issue of New Ordinary Shares under the Placing on the terms of the Issue Documents

Issue Documents

the Press Announcement, the Placing Results Announcement, the Circular, any other announcements issued by the Company through a Regulatory Information Service in connection with the Placing and any cover letter or explanatory memorandum distributed with any such Placing Document supplementing and/or amending any such document (including any supplementary announcement released or published)

Issue Price	694 pence in cash per New Ordinary Share

IT Systems

the information and communications technology used by Group Companies or required for use in their businesses, including, without limitation, hardware, proprietary and third party software, networks, peripherals and associated documentation

Legal Due Diligence Report	the legal due diligence report prepared by Seyfarth Shaw LLP in respect of the Acquisition

Liabilities

all Claims which may be alleged, threatened, made or brought by or against or otherwise involve an Indemnified Person and all Losses which may be suffered or incurred by an Indemnified Person, including (without limitation) all Losses which an Indemnified Person may incur in investigating, considering, responding to, disputing or defending any Claim (whether or not such Indemnified Person is an actual or potential party to such Claim) or in establishing its right to be indemnified pursuant to clause 8 of this Agreement

London Stock Exchange	the London Stock Exchange plc

Long Stop Date	28 February 2020

Losses	any losses, liabilities, damages, costs, charges or expenses (including legal expenses) or taxes

MAR	the EU Market Abuse Regulation (EU596/2014) and all delegated or implementing regulations relating to that Regulation

Material Adverse Change

any material adverse change in, or any development reasonably likely to involve a material adverse change in or affecting, the operations, condition (financial operational, legal or otherwise) or the trading position, assets, earnings, management, general or business affairs, solvency, business, financial or other prospects of the Company or of the Group (taken as a whole), which would have a material adverse impact on the Placing, whether or not foreseeable and whether or not arising in the ordinary course of business

New Ordinary Shares	up to 17,291,067 Ordinary Shares to be issued by the Company pursuant to the Placing

Nominated Adviser Agreement	the nominated adviser agreement between the Company and the Bank dated 7 January 2019

Nominee	a nominee which is the registered holder of Ordinary Shares beneficially owned by a Director

Operator	has the meaning given to it in the CREST Regulations

Ordinary Shares	ordinary shares of £0.05 each in the capital of the Company

Overseas Shareholder

a shareholder with a registered address in any of the United States, Canada, Australia, New Zealand, South Africa, Japan or the Republic of Ireland, or any of their territories, provinces, or possessions

Placees	persons procured by the Bank in accordance with this Agreement to subscribe for New Ordinary Shares pursuant to the Placing

Placing	together, the First Placing and Second Placing

Placing Expenses

all costs, charges and expenses of, or incidental to, the Placing, the Applications for Admission and the arrangements referred to in, or contemplated by, this Agreement including, without limitation, the listing fees, all expenses in connection with the preparation and printing of any documents in relation to the Placing, any filing fees and other expenses in connection with the qualification of the New Ordinary Shares to be offered and sold in any jurisdiction, the costs and expenses of the Registrars and any transfer agent, custodian or depository and the Company’s properly incurred legal and other professional fees, disbursements and expenses

Placing Results Announcement	the regulatory announcement substantively in the agreed form giving details of the number of Placing Shares to be issued and allotted pursuant to the Placing

Press Announcement	the press announcement and the appendices thereto (including the Terms and Conditions) in the agreed form giving, inter alia, details of the Placing to be released on the date of this Agreement

Prospectus Regulation	Regulation (EU) 2017/1129

Prospectus Regulation Rules	the prospectus regulation rules produced by the FCA under Part VI of the FSMA and forming part of the FCA’s Handbook of rules and guidance, as amended from time to time

QCA Code	Quoted Companies Alliance (QCA) Corporate Governance Code

Recent Disclosure Documents	each announcement publicly disclosed through a Regulatory Information Service or other document issued to Shareholders or otherwise to the public by the Group since the Accounts Date

Registrars	Link Asset Services, The Registry, 34 Beckingham Road, Beckenham, Kent, BR3 4TU

Regulations	the Uncertificated Securities Regulations 2001

Regulation S	Regulation S under the Securities Act

Regulatory Information Service	a regulatory information service that is approved by the FCA and is on the list of Regulatory Information Services maintained by the FCA

Resolutions

the ordinary resolution and special resolution of the Company authorising the Directors to allot the New Ordinary Shares and disapplying Shareholders’ pre-emption rights as set out in the Draft Circular and in the agreed form

Sanctions Laws and Regulations

(a) any US sanctions administered by the US State Department or the Office of Foreign Assets Control of the US Department of the Treasury (including, without limitation, the designation as a “specially designated national or blocked person” thereunder);

(b) any sanctions or requirements imposed by, or based upon the obligations or authorities set forth in, the Iran Sanctions Act, the US Trading With the Enemy Act, the US International Emergency Economic Powers Act, the US United Nations Participation Act, the US Syria Accountability and Lebanese Sovereignty Act, the Iran Threat Reduction and Syria Human Rights Act or the Iran Freedom and Counter-Proliferation Act, all as amended, or any similar act administered and/or enforced by the US Department of State or US Department of the Treasury, or of the foreign assets control regulations of the U.S. Department of the Treasury (including, without limitation, 31 CFR, Subtitle B, Chapter V, as amended)

or any enabling legislation or executive order relating thereto; and

(c) any sanctions or measures imposed by the United Nations Security Council, the European Union (or any member state thereof), Her Majesty’s Treasury or any other governmental authority

Second Admission	the admission of the Second Placing Shares to trading on AIM becoming effective pursuant to Rule 6 of the AIM Companies Rules

Second Increment	Gross Proceeds less any proceeds from Directors or their Nominee in excess of the First Increment

Second Placing	the placing of the Second Placing Shares by the Company in accordance with the terms of this Agreement

Second Placing Commission	the Aggregate Placing Commission less the First Placing Commission

Second Placing Gross Proceeds	the product of: (i) the number of Second Placing Shares issued by the Company and subscribed by Placees; and (ii) the Issue Price

Second Placing Shares	up to 9,403,720 Ordinary Shares to be issued by the Company pursuant to the Second Placing

Securities Act	the US Securities Act of 1933, as amended

Shareholder	any holder of Ordinary Shares from time to time

Subsidiary

a subsidiary or a subsidiary undertaking as defined in sections 1159 or 1162 CA 2006 respectively and in interpreting those sections for the purposes of this Agreement, a company is to be treated as a member of a subsidiary or a subsidiary undertaking as the case may be even if its shares are registered in the name of (i) a nominee, or (ii) any party holding security over those shares, or that secured party’s nominee

Target	CSS Industries, Inc

Tax or Taxation

all taxes, levies, imposts, duties, contributions, charges or withholdings of any nature whatsoever whether of the United Kingdom or elsewhere, together with all penalties, charges and interest relating to any of the foregoing and regardless of whether the person concerned is primarily or directly liable or not and regardless of whether such taxes, levies, imposts, duties, charges, withholdings, penalties and interest are attributable directly or primarily to the person concerned or not, including (without limitation) corporation tax, income tax, capital gains tax, VAT, national insurance contributions, stamp duty, stamp duty reserve tax, and all other taxes on gross or net income, profits or gains, distributions, receipts, sales, use, occupation, franchise, value added, and personal property

Taxation Authority

HM Revenue & Customs, the Department for Work & Pensions or any other revenue, customs, fiscal, governmental, statutory, provincial, local government or municipal authority, body or person whether in the United Kingdom or elsewhere

Terms and Conditions	the terms and conditions of the participation of Placees in the Placing, as appended to the Press Announcement

Terms of Sale	the terms of sale that may be entered into by the parties to this Agreement in accordance with clause 4.8, in the form set out in Schedule 6

Transfer Duty	any stamp duty, stamp duty reserve tax, capital duty or other issue, documentary, transfer and any other similar tax, charge or duty and any related costs, fines, penalties or interest

US or United States	the United States of America, its territories and possessions, any State of the United States, and the District of Columbia

US Person	the meaning given to such term in Regulation S

VAT	value added tax, sales tax, use tax, goods and services tax or any similar tax

Verification Notes

the notes, in the agreed form, comprising verification questions and responses thereto, prepared in connection with the Investor Presentation (the Investor Presentation Verification Notes) and, to the extent that the content of the Press Announcement, the Draft Circular, the Circular and the Placing Results Announcement is not adequately verified by the Investor Presentation Verification Notes, appropriate questions and responses contained in separate verification notes which are prepared in connection with the Press Announcement, the Draft Circular, the Circular and the Placing Results Announcement

Warranties	the representations and warranties given pursuant to clause 7 and Schedule 1 and Warranty means any one of them

Schedule 5

Share capital of the Company

Nominal value of Ordinary Shares	£0.05

Number of Ordinary Shares in issue prior to the Placing	79,075,729

Number of Ordinary Shares which the Directors are authorised for the purposes of section 551 CA 2006 to allot in whatever manner they see fit	26,291,157

Number of Ordinary Shares which can be allotted by the Directors for cash without first being offered to Shareholders in accordance with section 561 CA 2006	7,887,347

Terms of Sale

Pursuant to the placing agreement dated 20 January 2020 between IG Design Group plc (the Company) and Canaccord Genuity Limited, the following terms of sale are agreed (the Terms of Sale):

1          The aggregate number of First Placing Shares to be issued and allotted is 7,887,347 First Placing Shares.

2                               The aggregate number of Second Placing Shares to be issued and allotted is 9,403,720 Second Placing Shares.

3                               The date of First Admission is expected to be 24 January 2020.

4                               The date of Second Admission is expected to be 12 February 2020.

The parties confirm the provisions of the Agreement and acknowledge and agree that these Terms of Sale form part of, and shall be read in conjunction with, the Agreement.

Capitalised terms used in this letter shall have the meanings given to them in the Agreement.

These Terms of Sale have been entered into on 20 January 2020.

[Signature page follows]

1

Signed by a director for and on behalf of

IG Design Group PLC

/s/ Giles Willits

Signed by a duly authorised signatory of

Canaccord Genuity Limited

/s/ Bobbie Hilliam	/s/ Guy Longley

[Signature page to the Terms of Sale]

Signed by	Giles Willits
for and on behalf of		/s/ Giles Willits
IG DESIGN GROUP PLC

Director

Signed by

Bobbie Hilliam	and

Guy Longley

for and on behalf of	/s/ Bobbie Hilliam
CANACCORD GENUITY LIMITED

Duly authorised

/s/ Guy Longley

Duly authorised

[Signature page to the Placing Agreement]